Exhibit 10.22

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of May 5, 2005 (this “Agreement”), is entered into by and among Halex Corporation, a California corporation (“Halex”), Roberts Capitol, Inc., a Florida corporation (“Roberts”), Roberts Consolidated Industries, Inc., a Delaware corporation (“RCI”, and together with Roberts, the “Roberts Group”), and, solely for the purposes of Article VII, Section 8.1 and Section 8.25 of this Agreement, Q.E.P. Co., Inc., a Delaware corporation (“QEP”).

BACKGROUND

On December 30, 2004, Halex purchased all or substantially all of the assets owned by Capitol USA, LLC (“Capitol USA”). Prior to the sale, Capitol USA was in the business of manufacturing, selling, distributing and marketing carpet tack strip, plywood underlayment, seaming and binding tape, flooring adhesives, adhesive spray systems, wall base, metal and rubber flooring trim, synthetic carpet padding and non-skid PVC padding products (the “Capitol Original Business”) for 10 years. Halex is divesting certain areas of the Capitol Original Business including the business of manufacturing, selling, distributing and marketing of flooring adhesives and adhesive spray systems (the “Capitol Adhesives Business”). Roberts desires to acquire the Capitol Adhesives Business.

RCI, Robert’s sole shareholder, was engaged in the manufacture, sale, distribution and marketing of seaming and binding tape (the “Roberts Tape Business”). Immediately prior to the Closing, RCI conveyed all of the Halex Acquired Assets relating to the Roberts Tape Business to Roberts. Roberts desires to sell and Halex desires to acquire the Halex Acquired Assets.

The respective Boards of Directors of Halex and RCI and Roberts have each deemed it advisable and in the best interests of their respective companies and stockholders to enter into this Agreement, pursuant to which Roberts will acquire substantially all of the assets related to the Capitol Adhesives Business, and Halex will acquire substantially all of the assets related to the Roberts Tape Business, all subject to the terms and conditions contained in this Agreement.

AGREEMENT

In consideration of the mutual representations, warranties and covenants contained herein, and upon and subject to the terms and the conditions hereinafter set forth, the Parties do hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms have the meanings specified in this Article I. All definitions of singular terms are deemed to include the definition of the plural of that same term. All definitions of plural terms are deemed to include the definition of the singular of the same term.

1.1 “Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person or beneficially owns or has the power to vote or direct the vote of ten percent (10%) or more of the voting stock (or any other form of general partnership, limited partnership, or voting equity interest in the case of a Person that is not a corporation) of such Person. For purposes of this definition, “control”, including the term “controlling” and “controlled” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or credit agreement, as trustee, partner, executor or otherwise.

1.2 “Business Day” means any day except Saturday, Sunday and any day which is a legal holiday under the laws of the State of Delaware or is a day on which banking institutions located in such state are authorized or required by Law or other governmental action to close.

1.3 “Capitol Adhesives Intellectual Property” means all patents, trademarks, designs, service marks, copyrights, trade or business names, trade dress and slogans (and all registrations of any of the foregoing, and all applications for registration thereof) relating to the Capitol Adhesives Business, Software relating to the Capitol Adhesives Business, and all goodwill associated with such intellectual property rights.

1.4 “Capitol Adhesives Intellectual Property Licenses” means all agreements granting any right to use or practice any rights under any of the Capitol Adhesives Intellectual Property.

1.5 “Capitol Adhesives Inventory” means all inventory related to the conduct of the Capitol Adhesives Business held for sale as of the Closing Date.

1.6 “Capitol Adhesives Proprietary IP” means Capitol Adhesives Registered Intellectual Property, Capitol Adhesives Proprietary Software and Capitol Adhesives Intellectual Property Licenses collectively; provided, however, that neither Capitol Adhesives Intellectual Property nor Capitol Adhesives Proprietary Software shall include any off-the-shelf, shrink wrapped licensed, or standardized software, program, or similar material (including documentation therefor) generally commercially available.

1.7 “Capitol Adhesives Proprietary Software” means Software which is owned or licensed, leased or otherwise used by Halex in the Capitol Adhesives Business.

1.8 “Capitol Adhesives Registered Intellectual Property” means all United States and foreign copyright registrations, copyright applications, patents and patent applications, trademark and service mark registrations (including Internet domain name registrations), trademark and service mark applications included within Capitol Adhesives Intellectual Property.

1.9 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.10 “Code” means the Internal Revenue Code of 1986, as amended.

1.11 “Encumbrance” means any mortgages, deeds of trust, pledges, security interests, encumbrances, options, warrants, rights of first refusal, agreements of sale, adverse claims, easements, liens, assessments, restrictive covenants, encroachments, burdens or charges of any kind or nature whatsoever or any item similar or related to the foregoing.

1.12 “Environmental Claim” shall mean any administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, proceedings or written notices of noncompliance or violation by any Governmental Entity or any other Person arising out of, based on, with respect to, or resulting from (a) the presence, or Release into the environment, of any Hazardous Substance at any location, (b) the manufacture, generation, use, transportation, storage, treatment, disposal, investigation, monitoring, removal or remediation of Hazardous Substances, or (c) any violation, or alleged violation, of any Environmental Laws.

1.13 “Environmental Laws” means all Laws relating to environmental, health or safety matters, including, without limitation, Laws governing the use, storage, disposal, generation, treatment, transportation or remediation of Hazardous Substances.

1.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.15 “GAAP” means United States generally accepted accounting principles consistently applied.

1.16 “Governmental Entity” means any court, government (federal, state, local or foreign), department, commission, board, bureau, agency, official or other legislative, executive or judicial, regulatory, administrative or governmental entity or instrumentality.

1.17 “Halex Acquired Assets” means all right, title and interest of Roberts in and to all of the assets, properties and rights of Roberts constituting the Roberts Tape Business, or used solely therein (except for the Halex Excluded Assets), of every kind and description, real, personal and mixed, tangible and intangible including, without limitation, the following assets, properties and rights of Roberts used directly in the conduct of, or generated by, or constituting part of, the Roberts Tape Business:

(a) all machinery, equipment, parts, spare parts, and similar property, including, but not limited to, the items listed on Schedule 6.7(b);

(b) all right, title and interest in and to the Roberts Tape Business’s goodwill and any other Roberts Intellectual Property;

(c) all inventory relating to the Roberts Tape Business, including all merchandise, raw materials, work-in-process, finished goods, parts, scrap, wrapping, operating supplies and packaging items (including any acquired or in-transit inventory) and all other tangible personal property held for sale or used in connection with the Roberts Tape Business as of the Closing;

(d) all of the Roberts Intellectual Property, intangible property assets, technologies, methods, formulations, drawings, designs, data bases, computer systems, software, operating manuals, trade secrets, know-how, inventories, and customer lists relating to the Roberts Tape Business; all information, files, records, data, plans and recorded information related to the foregoing and other intellectual property relating to the Roberts Tape Business;

(e) all supplier credits of Roberts relating to the Roberts Tape Business;

(f) all operating data and records of Roberts relating to the Roberts Tape Business, including all equipment records, inventory records, intangible property asset records, research and development files, engineering drawings, service agreements, owners manuals, warranties, mailing lists, supplier lists, promotional and special promotional items and materials, advertising materials, and sales data;

(g) all (i) outstanding, purchase orders, customer contracts, marketing lists and other contracts and agreements with Roberts’ customers relating to the Roberts Tape Business and (ii) outstanding supplier contracts, purchase orders, purchase contracts and other contracts and agreements with Roberts’ suppliers relating to the Roberts Tape Business (all such contracts and agreements listed in (i) - (ii) above are referred to herein as the “Roberts Assigned Contracts”), and all rights under the Roberts Assigned Contracts;

(h) all claims, credits, prepayments, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment with respect to the Halex Acquired Assets;

(i) all books and records, and all files, documents, papers and agreements (including, but not limited to, those contained in computerized storage media) pertaining to the Halex Acquired Assets, or otherwise relating to the Roberts Tape Business including, but not limited to, a copy of all books and records to be retained by Roberts as Halex Excluded Assets; and

(j) all of Roberts’ other assets and rights relating to the Roberts Tape Business, other than the Halex Excluded Assets, not specifically enumerated or excluded herein, including the goodwill associated therewith.

1.18 “Halex Assumed Liabilities” means only the Roberts Assigned Contracts (but only to the extent such liabilities do not arise as a result of a breach of or default under such contracts or agreements occurring on or prior to the Closing).

1.19 “Halex Excluded Assets” means the following:

(a) certain assets, properties and rights as listed on Schedule 1.19;

(b) the Roberts™ trademark;

(c) Roberts’ cash and cash equivalents;

(d) Roberts’ current and deferred income Tax assets (including any assets created to reflect the timing difference between tax items and book items);

(e) the rights of Roberts under the Transaction Documents;

(f) Roberts’ minute books, Tax Returns and Tax related records.

1.20 “Halex Excluded Liabilities” means any and all liabilities and obligations of Roberts which are not specifically identified as Halex Assumed Liabilities, including, but not limited to:

(a) any liability for interest bearing debt (including all prepayment premiums or penalties and all other liabilities associated therewith), non-operating liabilities, contingent liabilities, contingent off-balance sheet liabilities, current and deferred Income Taxes, deferred purchase price of property or any obligations of Roberts evidenced by bonds, debentures, notes or similar instruments;

(b) except as provided for in Section 8.5(c), any liability to pay (i) the Income Taxes of Roberts; (ii) any Taxes of Roberts regardless of whether the liability for such Taxes exists now or in the future, or arises from the operations of Roberts, or is in connection with Roberts’ operation of the Roberts Tape Business or ownership of the Halex Acquired Assets on or prior to the Closing Date; (iii) any Transfer Taxes; (iv) the Taxes of any other person or entity pursuant to an agreement or otherwise and (v) Florida corporation fees, including penalties and interest, for all years in which Roberts has been doing business in that state through the Closing Date or for which Roberts is otherwise liable;

(c) any liability or obligation with respect to the Halex Excluded Assets;

(d) any obligation to indemnify any person by reason of the fact that such person is or was, on or at any time prior to the Closing Date, a shareholder, director, officer, employee or agent of Roberts or is or was serving at the request of Roberts as a member, manager, governor, partner, trustee, director, officer, employee or agent of another entity;

(e) any liability of Roberts arising from the infringement of the Roberts Intellectual Property rights of others or the allegation of such infringement;

(f) all liabilities and obligations of Roberts under any agreements of Roberts not within the Halex Acquired Assets;

(g) except as provided for in Section 8.5(c), all Taxes attributable to the transfer of the Halex Acquired Assets pursuant to this Agreement;

(h) all liabilities and obligations, including but not limited to any liabilities or obligations under any employee benefit plan subject to ERISA, for any pension, profit-sharing employee benefit, compensation, fringe benefit or welfare benefit plans or arrangement, oral or written, maintained by Roberts;

(i) all liabilities and obligations of Roberts to any of its current or former officers, directors, shareholders, employees, consultants or agents (i) for wages, salaries, commissions, bonus or other compensation, (ii) arising out of or related to workplace injuries, and (iii) arising out of or relating the promotion, demotion, discipline, or termination of any officer, director, employee, consultant or agent of Roberts;

(j) all liabilities and obligations of Roberts under any pending, threatened or future litigation, claim, proceeding or investigation by any person, entity, or governmental agency, including without limitation any liability or obligation related to any matter that occurred on or prior to the Closing Date or any matter set forth in Schedule 6.9;

(k) accounts payable or costs or expenses due to any person including without limitation, any supplier or vendor of Roberts, arising on or prior to the Closing Date;

(l) all liabilities and obligations related to any authorization or approval of any Governmental Entity;

(m) all liabilities and obligations related to any product liability or warranty claims for any product sold or manufactured on or prior to the Closing Date;

(n) all liabilities and obligations of Roberts related to, arising from or based on the conduct of the Roberts Tape Business on or prior to the Closing Date;

(o) all liabilities and obligations of Roberts incurred, arising from or out of or in connection with this Agreement or the other Transaction Documents or events or negotiations leading up to this Agreement;

(p) any liabilities resulting from or in connection with the failure by Roberts to comply with any bulk sale or bulk transfer laws or as a result of a “de facto merger” or a “successor in interest” theory of liability;

(q) any liabilities relating to violations or alleged violations of, or any obligations under, Law that arise from the operation of the Roberts Tape Business on or prior to the Closing; and

(r) all liabilities and obligations of Roberts related to any Environmental Claim, the violation of any Environmental Law or the generation, use, transportation, treatment, storage, Release or disposal of any Hazardous Substances, hazardous materials, hazardous wastes or toxic substances, or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or “EP toxicity,” and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy, or any other claims for environmental matters.

1.21 “Hazardous Substances” mean any and all substances, wastes, pollutants, contaminants, and materials regulated, or defined or designated as hazardous, dangerous or toxic, under any Environmental Law; (b) gasoline, diesel fuel or other petroleum hydrocarbons; (c) PCBs, asbestos, mold or urea formaldehyde foam insulation; and (d) natural gas, synthetic gas and any mixtures thereof.

1.22 “HSR Act” means the Hart Scott Rodino Antitrust Act of 1976, as amended, and the regulations promulgated thereunder.

1.23 “Income Tax or Income Taxes” means any Taxes measured, in whole or in part, by net or gross income or profits (including any interest and penalties and additions to Tax (civil and criminal) related thereto or to the nonpayment thereof) but excluding withholding Taxes.

1.24 “Indebtedness” means (a) all indebtedness for borrowed money, including accrued but unpaid interest, (b) all indebtedness secured by any Encumbrance on property owned subject to such Encumbrance whether or not the indebtedness secured has been assumed, including accrued but unpaid interest, (c) all leases which are, or are required to be treated pursuant to GAAP as, capital leases, and (d) all guarantees with respect to liabilities of a type described in any of clauses (a) through (c) above.

1.25 “Insurance Policies” means all policies of fire, liability, worker’s compensation and other forms of insurance owned or held by a party hereto.

1.26 “IRS” means the Internal Revenue Service.

1.27 “Knowledge of Halex” or words of similar import means the knowledge of Halex, its officers and directors, and Martin Kirby.

1.28 “Knowledge of Roberts Group” or words of similar import means the knowledge of Roberts Group, its officers and directors, Jamie Clingan, and Robert Doda.

1.29 “Law” means any federal, state, municipal, local or foreign statute, law, ordinance, rule, regulation, policy, order, writ, judgment, injunction, decree, determination or award of any kind or nature whatsoever of any Governmental Entity or principle of common law, in each case, as in effect as of the date hereof or at any time prior to the date hereof.

1.30 “Person” means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business or any other legal entity, or a Governmental Entity.

1.31 “Proprietary Rights Agreement” means any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between an employee, officer or director of the Parties and any other Person.

1.32 “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, disposal, dumping, leaching or migration of Hazardous Substances into the indoor or outdoor environment, including the movement of substances through the air, soil, surface water or groundwater.

1.33 “Remedial Action” means all actions required by applicable Environmental Law to investigate, remove or remediate, abate, neutralize, treat, dispose, prevent Releases or threatened Releases of Hazardous Substances, implement institutional or engineering controls, or conduct post-remedial monitoring, reporting and care in connection with the remediation of Hazardous Substances.

1.34 “Roberts Acquired Assets” means all right, title and interest of Halex in and to all of the assets, properties and rights of Halex constituting the Capitol Adhesives Business, or used solely therein (except for the Roberts Excluded Assets), of every kind and description, real, personal and mixed, tangible and intangible including, without limitation, the following assets, properties and rights of Halex used directly in the conduct of, or generated by, or constituting part of, the Capitol Adhesives Business:

(a) all machinery, equipment, parts, spare parts, furniture, tools, office supplies, office equipment, computers and similar property and all motor vehicles, forklifts, and trailers, including, but not limited to, the items listed on Schedule 5.7(b);

(b) all right, title and interest in and to the Capitol Adhesives Business’s goodwill and any other Capitol Adhesives Intellectual Property, including all trademarks and marks relating to the “Capitol” name;

(c) all inventory relating to the Capitol Adhesives Business, including all merchandise, raw materials, work-in-process, finished goods, parts, scrap, wrapping, operating supplies and packaging items (including any acquired or in-transit inventory) and all other tangible personal property held for sale or used in connection with the Capitol Adhesives Business as of the Closing;

(d) all of the Capitol Adhesives Intellectual Property, intangible property assets, technologies, methods, formulations, drawings, designs, data bases, computer systems, software, operating manuals, trade secrets (including as that term is defined in the Uniform Trade Secrets Act as adopted by the State of Georgia), know-how, inventories, franchises, licenses, business permits, certificates, and customer lists relating to the Capitol Adhesives Business; all information, files, records, data, plans and recorded information related to the foregoing and other intellectual property relating to the Capitol Adhesives Business; all “Capitol” trademarks, registered trademarks, marks and trade names;

(e) all supplier credits of Halex relating to the Capitol Adhesives Business;

(f) all operating data and records of Halex relating to the Capitol Adhesives Business, including all equipment records, inventory records, intangible property asset records, personnel records, research and development files, engineering drawings, service agreements, owners manuals, warranties, customer credit information, mailing lists, supplier lists, promotional and special promotional items and materials, advertising materials, yellow page advertisements, catalogues, price lists, correspondence, photographs, purchasing materials, media materials, telephone numbers, credits, prepaid expenses, deferred charges, security deposits, deposits, prepaid items, reserves, sales data, brochures and sales literature;

(g) the personal property leases specifically set forth in Schedule 5.7(b) relating to the Capitol Adhesives Business (the “Halex Personal Property Leases”) and all rights under the Halex Personal Property Leases;

(h) the Capitol Adhesives Real Property Leases relating to the Capitol Adhesives Business set forth in Schedule 5.28(a)(ii) and all rights under the Capitol Adhesives Real Property Leases;

(i) all licenses, Capitol Adhesives Permits (except for those listed in Schedule 5.13(b)), easements, rights, applications, filings, registrations, certifications, memberships and other authorizations issued to Halex relating to the Capitol Adhesives Business and in effect as of the Closing Date, insofar as such authorizations are transferable;

(j) all (i) outstanding purchase orders, customer contracts, marketing lists, sales contracts and other contracts and agreements with Halex’s customers relating to the Capitol Adhesives Business, (ii) outstanding supplier contracts, purchase orders, purchase contracts and other contracts and agreements with Halex’s suppliers relating to the Capitol Adhesives Business, (iii) distributor and dealer contracts and agreements relating to the Capitol Adhesives Business, (iv) confidentiality agreements and non-competition agreements relating to the Capitol Adhesives Business and disclosed on Schedule 5.12 and (v) the Capitol Adhesives Material Contracts set forth on Schedule 5.12(a) (all such contracts and agreements listed in (i) - (v) above are referred to herein as the “Halex Assigned Contracts”) and all rights under the Assigned Contracts;

(k) all claims, credits, prepayments, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment with respect to the Roberts Acquired Assets;

(l) the registration for the website addresses or domain names owned or used by Halex relating to the Capitol Adhesives Business, and the underlying HTML source code for such websites, and all content related thereto;

(m) all books and records, and all files, documents, papers and agreements (including, but not limited to, those contained in computerized storage media) pertaining to the Roberts Acquired Assets, the Roberts Assumed Liabilities or otherwise relating to the Capitol Adhesives Business including, but not limited to, a copy of all books and records to be retained by Halex as Roberts Excluded Assets; and

(n) all of Halex’s other assets and rights relating to the Capitol Adhesives Business, other than the Roberts Excluded Assets, not specifically enumerated or excluded herein, including the goodwill associated therewith.

1.35 “Roberts Assumed Liabilities” means only the Halex Assigned Contracts, the Capitol Adhesives Real Property Leases, the Halex Personal Property Leases, and the accrued vacation for the Capitol Adhesives Continuing Employees (but only to the extent such liabilities do not arise as a result of a breach of or default under such contracts or agreements occurring on or prior to the Closing).

1.36 “Roberts Excluded Assets” means the following:

(a) certain assets, properties and rights as listed on Schedule 1.36;

(b) Halex’s cash and cash equivalents;

(c) Halex’s current and deferred income Tax assets (including any assets created to reflect the timing difference between tax items and book items);

(d) the rights of Halex under the Transaction Documents;

(e) Halex’s minute books, Tax Returns and Tax related records.

1.37 “Roberts Excluded Liabilities” means any and all liabilities and obligations of Halex which are not specifically identified as Roberts Assumed Liabilities, including, but not limited to:

(a) any liability for interest bearing debt (including all prepayment premiums or penalties and all other liabilities associated therewith), non-operating liabilities, contingent liabilities, contingent off-balance sheet liabilities, current and deferred income Taxes, deferred purchase price of property or any obligations of Halex evidenced by bonds, debentures, notes or similar instruments;

(b) any liability to pay (i) the Income Taxes of Halex; (ii) any Taxes of Halex regardless of whether the liability for such Taxes exists now or in the future, or arises from the operations of Halex, or is in connection with Halex’s operation of the Capitol Adhesives Business or ownership of the Roberts Acquired Assets on or prior to the Closing Date; (iii) any Transfer Taxes; (iv) the Taxes of any other person or entity pursuant to an agreement or otherwise and (v) California Franchise Tax and California corporation fees, including penalties and interest, for all years in which Halex has been doing business in those states through the Closing Date or for which Halex is otherwise liable;

(c) any liability or obligation with respect to the Roberts Excluded Assets;

(d) any obligation to indemnify any person by reason of the fact that such person is or was, on or at any time prior to the Closing Date, a shareholder, director, officer, employee or agent of Halex or is or was serving at the request of Halex as a member, manager, governor, partner, trustee, director, officer, employee or agent of another entity;

(e) any liability of Halex arising from the infringement of the intellectual property rights of others or the allegation of such infringement;

(f) all liabilities and obligations of Halex under any agreements of Halex not within the Roberts Acquired Assets;

(g) all Taxes attributable to the transfer of the Roberts Acquired Assets pursuant to this Agreement;

(h) all liabilities and obligations, including but not limited to any liabilities or obligations under any employee benefit plan subject to ERISA, for any pension, profit-sharing employee benefit, compensation, fringe benefit or welfare benefit plans or arrangement, oral or written, maintained by Halex;

(i) all liabilities and obligations of Halex to any of its current or former officers, directors, shareholders, employees, consultants or agents (i) for wages, salaries, commissions, bonus or other compensation, including without limitation under plans and arrangements disclosed on Schedule 5.6 (other than plans that are listed on Schedule 5.12 and marked with an asterisk) and Schedule 5.11(a) (except for such plans that are listed on Schedule 5.12 and marked with an asterisk), (ii) arising out of or related to workplace injuries, (iii) arising out of or relating the promotion, demotion, discipline, or termination of any officer, director, employee, consultant or agent of Halex, and (iv) arising out of “stay on” bonuses offered by Halex or change in control agreements entered into by Halex;

(j) all liabilities and obligations of Halex under any pending, threatened or future litigation, claim, proceeding or investigation by any person, entity, or governmental agency, including without limitation any liability or obligation related to any matter that occurred on or prior to the Closing Date or any matter set forth in Schedule 5.9;

(k) accounts payable or costs or expenses due to any person including without limitation, any supplier or vendor of Halex, arising on or prior to the Closing Date;

(l) all liabilities and obligations related to any authorization or approval of any Governmental Entity;

(m) all liabilities and obligations related to any product liability or warranty claims for any product sold or manufactured on or prior to the Closing Date;

(n) all liabilities and obligations of Halex related to, arising from or based on the conduct of the Capitol Adhesives Business on or prior to the Closing Date;

(o) all liabilities and obligations of Halex incurred, arising from or out of or in connection with this Agreement or the other Transaction Documents or events or negotiations leading up to this Agreement;

(p) any liabilities resulting from or in connection with the failure by Halex to comply with any bulk sale or bulk transfer laws or as a result of a “de facto merger” or a “successor in interest” theory of liability;

(q) any liabilities relating to violations or alleged violations of, or any obligations under, Law that arise from the operation of the Capitol Adhesives Business on or prior to the Closing; and

(r) all liabilities and obligations of Halex or Capitol USA related to the Cross Plains Contamination, the violation of any Environmental Law or the generation, use, transportation, treatment, storage, Release or disposal of any Hazardous Substances, hazardous materials, hazardous wastes or toxic substances, or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or “EP toxicity,” and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy, or any other claims for environmental matters.

1.38 “Roberts Intellectual Property” means all patents, trademarks, designs, service marks, copyrights, trade or business names, trade dress and slogans (and all registrations of any of the foregoing, and all applications for registration thereof) relating to the Roberts Tape Business, Software relating to the Roberts Tape Business, and all goodwill associated with such intellectual property rights.

1.39 “Roberts Intellectual Property Licenses” means all agreements granting any right to use or practice any rights under any of the Roberts Intellectual Property.

1.40 “Roberts Proprietary IP” means Roberts Registered Intellectual Property, Roberts Proprietary Software and Roberts Intellectual Property Licenses collectively; provided, however, that neither Roberts Intellectual Property nor Roberts Proprietary Software shall include any off-the-shelf, shrink wrapped licensed, or standardized software, program, or similar material (including documentation therefor) generally commercially available.

1.41 “Roberts Proprietary Software” means Software which is owned or licensed, leased or otherwise used by Roberts in the Roberts Tape Business.

1.42 “Roberts Registered Intellectual Property” means all United States and foreign copyright registrations, copyright applications, patents and patent applications, trademark and service mark registrations (including Internet domain name registrations), trademark and service mark applications included within Roberts Intellectual Property.

1.43 “Roberts Tape Inventory” means all inventory related to the conduct of the Roberts Tape Business held for sale as of the Closing Date.

1.44 “Software” means (i) computer programs, (ii) databases and computations, including any and all data and collections of data, (iii) all documentation, including user manuals and training materials, relating to any of the foregoing, and (iv) the content and information contained in any website.

1.45 “Tax” shall mean (a) any United States or foreign, federal, provincial, state, local, territorial or other, income, gross income, capital or capital gains distributions, advance corporation, gross receipts, asset, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, property, value added, transfer, stamp, stamp duty reserve or environmental tax, or any other tax, national insurance or social security contributions, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, charge, penalty, addition to tax or additional amount with respect thereto, imposed by any taxing authority; and (b) any liability of a Party for the payment of amounts with respect to payments of a type described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or other group, and regardless of whether such amounts are chargeable directly or primarily against or are attributable directly or primarily to a Party or any other Person and of whether any amount in respect of any of them is recoverable from any other Person, or as a result of any obligation of a Party under any tax sharing arrangement, tax indemnity or covenant arrangement or other contractual arrangement with any third party.

1.46 “Tax Benefit” means the amount of the reduction in the liability for Taxes (including through recoveries of Taxes through the carryover of net operating losses or reductions in Taxes attributable, in whole or in part, to basis adjustments) as a result of the payment or accrual by any Person of any loss, expense, other amount or Tax.

1.47 “Tax Return” shall mean any report, return, information return, filing, claim for refund, declaration, statements, or other information, including any schedules, exhibits, or attachments thereto, and any amendments to any of the foregoing required to be supplied to a Governmental Entity regulating taxation in connection with or relating to Taxes.

1.48 “Transaction Documents” means collectively this Agreement, the Roberts Note (a form of which is attached hereto as Exhibit A), the Bills of Sale, the Metal Trim Bill of Sale (a form of which is attached hereto as Exhibit B), the Assignment and Assumption Agreements, the Assignment, Assumption and Consent Agreement, the Patent Assignment, the Trademark Assignment, the License and Supply Agreement (a form of which is attached hereto as Exhibit C), and the Transition Services Agreement (a form of which is attached hereto as Exhibit D).

ARTICLE II

ROBERTS PURCHASE OF ROBERTS ACQUIRED ASSETS;

ASSUMPTION OF ROBERTS ASSUMED LIABILITIES

2.1 Purchase of Roberts Acquired Assets. At the Closing, which shall occur on the Closing Date, and in accordance with the terms and conditions of this Agreement, Halex shall sell, convey, transfer, assign and deliver to Roberts, all right, title and interest of Halex in and to all of the Roberts Acquired Assets, free and clear of all Encumbrances.

2.2 Liabilities. At the Closing, Roberts shall assume and agree to pay only the Roberts Assumed Liabilities. Roberts shall not assume any Roberts Excluded Liabilities, and Halex shall remain liable for all of the Roberts Excluded Liabilities and shall pay the Roberts Excluded Liabilities when and as they become due and payable.

2.3 Intellectual Property License. To the extent Halex cannot for any reason sell or otherwise transfer all or any portion of the Capitol Adhesives Intellectual Property, Halex hereby grants to Roberts a worldwide, transferable, sub-licensable, exclusive, royalty-free perpetual license to the Capitol Adhesives Intellectual Property owned by it and shall use its commercially reasonable best efforts to grant to Roberts a worldwide, transferable, exclusive, royalty-free perpetual license to all other Capitol Adhesives Intellectual Property, in each case, including the right to sublicense the Capitol Adhesives Intellectual Property to third parties and to make, have made, use, copy, distribute, reproduce, modify and make derivative works from the Capitol Adhesives Intellectual Property.

ARTICLE III

HALEX PURCHASE OF HALEX ACQUIRED ASSETS;

ASSUMPTION OF HALEX ASSUMED LIABILITIES

3.1 Purchase of Halex Acquired Assets. At the Closing, which shall occur on the Closing Date, and in accordance with the terms and conditions of this Agreement, Roberts shall (i) sell, convey, transfer, assign and deliver to Halex, all right, title and interest of Roberts in and to all of the Halex Acquired Assets, free and clear of all Encumbrances, (ii) pay the Cash Payment to Halex as set forth in Section 4.2 and (iii) deliver the Roberts Note to Halex as set forth in Section 4.2.

3.2 Liabilities. At the Closing, Halex shall assume and agree to pay only the Halex Assumed Liabilities. Halex shall not assume any Halex Excluded Liabilities, and Roberts shall remain liable for all of the Halex Excluded Liabilities and shall pay the Halex Excluded Liabilities when and as they become due and payable.

3.3 Intellectual Property License. To the extent Roberts cannot for any reason sell or otherwise transfer all or any portion of the Roberts Intellectual Property, Roberts hereby grants to Halex a worldwide, transferable, sub-licensable, exclusive, royalty-free perpetual license to the Roberts Intellectual Property owned by it and shall use its commercially reasonable best efforts to grant to Halex a worldwide, transferable, exclusive, royalty-free perpetual license to all other Roberts Intellectual Property, in each case, including the right to sublicense the Roberts Intellectual Property to third parties and to make, have made, use, copy, distribute, reproduce, modify and make derivative works from the Roberts Intellectual Property.

ARTICLE IV

CLOSING; PURCHASE PRICE

4.1 Closing. The closing (the “Closing”) under this Agreement shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Parties, which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VIII, at the offices of Holland & Knight LLP, 1201 West Peachtree Street, N.E., One Atlantic Center, Suite 2000, Atlanta, Georgia 30309, unless another time, date or place is agreed to in writing by Roberts and Halex (the date of the Closing being referred to herein as the “Closing Date”).

4.2 Payment of Purchase Price. The purchase price payable by Roberts for the Roberts Acquired Assets shall be as follows (collectively, the “Purchase Price”):

(a) $830,000.00 payable in cash by wire transfer (the “Cash Payment”),

(b) a promissory note in the principal amount of $4,000,000.00 (the “Roberts Note”), and

(c) the Halex Acquired Assets, which the Parties agree shall be valued at $1,500,000.00.

4.3 Inventory Reconciliation. On the Closing Date, Halex shall transfer to Roberts the Capitol Adhesives Inventory having an estimated aggregate value of $1,425,000 (the “Estimated Capitol Adhesives Inventory Value”). On the Closing Date, Roberts shall transfer to Halex the Roberts Tape Inventory having an estimated aggregate value of $380,000 (the “Estimated Roberts Tape Inventory Value”, and together with the Estimated Capitol Adhesives Inventory Value, an “Estimated Inventory Value”). Each Estimated Inventory Value shall reflect the estimated value of the respective Party’s inventory being transferred as of the Closing Date. The final actual inventory value (the “Actual Inventory Value”) with respect to both the Capitol Adhesives Inventory and the Roberts Tape Inventory shall be finally determined, and a payment or reimbursement of any difference between the respective Actual Inventory Value and the respective Estimated Inventory Value shall be made to Halex or Roberts, as the case may be, as follows:

(a) Statement of Actual Inventory Value. No later than 10 Business Days following the Closing Date, each of Halex and Roberts shall determine the actual quantities of Capitol Adhesives Inventory and Roberts Tape Inventory, respectively, existing as of the Closing Date and deliver a written statement of the respective Actual Inventory Value (the “Statement of Actual Inventory Value”) based upon such quantities.

(b) Roberts Tape Inventory Reconciliation. In the event that the amount of the Actual Inventory Value of the Roberts Tape Inventory reflected on Robert’s Statement of Actual Inventory Value is less than the Estimated Inventory Value for the Roberts Tape Inventory, then Roberts shall within 100 Business Days of the date of such Statement of Actual Inventory Value pay by wire transfer in immediately available funds an amount equal to such difference to Halex. In the event that the amount of the Actual Inventory Value of the Roberts Tape Inventory reflected on Robert’s Statement of Actual Inventory Value exceeds the Estimated Inventory Value for the Roberts Tape Inventory, then Halex shall within 100 Business Days of the date of such Statement of Actual Inventory Value pay by wire transfer in immediately available funds an amount equal to such difference to Roberts.

(c) Capitol Adhesives Inventory Reconciliation. In the event that the amount of the Actual Inventory Value of the Capitol Adhesives Inventory reflected on Halex’s Statement of Actual Inventory Value is less than the Estimated Inventory Value for the Capitol Adhesives Inventory, then Halex shall within 100 Business Days of the date of such Statement of Actual Inventory Value pay by wire transfer in immediately available funds an amount equal to such difference to Roberts. In the event that the amount of the Actual Inventory Value of the Capitol Adhesives Inventory reflected on Halex’s Statement of Actual Inventory Value exceeds the Estimated Inventory Value for the Capitol Adhesives Inventory, then Roberts shall within 100 Business Days of the date of such Statement of Actual Inventory Value pay by wire transfer in immediately available funds an amount equal to such difference to Halex.

(d) Transferred Product Disputes. Either Party may dispute in writing any amounts reflected on the other Party’s Statement of Actual Inventory Value within 10 Business Days of the other Party’s delivery of the Statement of Actual Inventory Value. In the event of such a dispute, the Parties shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties. If the Parties are unable to resolve any such dispute within 10 Business Days after the delivery of a notice of dispute to a Party, the Parties shall submit the items remaining in dispute for resolution to a mutually acceptable independent accounting firm of national reputation (the “Independent Accounting Firm”), which shall determine and report to the Parties its determination of the payment obligation for such remaining disputed items, and such report shall be final, binding and conclusive on the Parties. The fees and disbursements of the Independent Accounting Firm shall be paid by the Party that is unsuccessful with respect to the majority of the disputed amounts (as finally determined by the Independent Accounting Firm). In acting under this Agreement, the Independent Accounting Firm shall be entitled to the reasonable privileges and immunities typically afforded to arbitrators. Each Party agrees to grant the other Party and its representatives and, if necessary, the Independent Accounting Firm, reasonable access to such Party’s books, records and facilities wherever located in order to verify such Party’s Statement of Actual Inventory Value.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HALEX

Halex hereby represents and warrants to Roberts as follows:

5.1 Organization.

(a) Halex is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Halex has the requisite power and authority to own and lease its property and carry on the Capitol Adhesives Business as now conducted. Halex is duly qualified to do business as a foreign entity and is in good standing in each of the jurisdictions in which it is required by the nature of the Capitol Adhesives Business or the ownership of its properties to so qualify, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on Halex. Schedule 5.1(a) correctly lists (i) each jurisdiction in which Halex is qualified to do business as a foreign entity, (ii) the Board of Directors of Halex, and (iv) the officers of Halex.

(b) Attached as Schedule 5.1(b) are complete and correct copies of Halex’s Articles of Incorporation and Bylaws as now in effect.

5.2 Intentionally Omitted.

5.3 Authorization. Halex has full power and authority to execute and deliver each Transaction Document to which it is a party and to carry out the transactions contemplated thereby. The board of directors of Halex and the sole shareholder of Halex have taken all action required by Law, Halex’s Articles of Incorporation and Bylaws to authorize the transactions contemplated by each Transaction Document to which Halex is a party. Each Transaction Document to which Halex is a party is a valid and binding obligation of Halex, enforceable against it in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, or by equitable principles relating to the rights of creditors generally.

5.4 No Violations; Defaults. The execution and delivery by Halex of the Transaction Documents to which Halex is party and the consummation of the transactions contemplated hereby and thereby by Halex will not: (a) violate any provision of Halex’s Articles of Incorporation or Bylaws; (b) violate, or constitute a default under, or permit the termination or acceleration of the maturity of, any Indebtedness; (c) violate, or constitute a default under, or permit the termination of, any agreement or other instrument to which Halex is a party or by which it is bound; (d) require consent, approval, waiver or authorization from or registration or filing with any Person or Governmental Entity, including but not limited to any party to any agreement to which Halex is a party or by which it is bound; (e) result in the creation or imposition of any Encumbrance on any properties or assets of Halex; or (f) violate any Law to which Halex is subject.

5.5 Intentionally Omitted.

5.6 Absence of Certain Changes or Events. Except as set forth on Schedule 5.6, since December 30, 2004, and to the Knowledge of Halex, since December 31, 2003, the Capitol Adhesives Business has operated only in the ordinary course and there has not been:

(a) any material adverse change in the condition (financial or otherwise), results of operations or properties of the Capitol Adhesives Business;

(b) any damage, destruction or loss, whether or not covered by insurance, having an adverse effect on the Roberts Acquired Assets in excess of $25,000;

(c) any entry into or change to an employment or severance agreement related to any Capitol Adhesives Employee;

(d) any agreement or understanding relating to the Capitol Adhesives Business calling for payments in excess of $25,000 or not in the ordinary course of the Capitol Adhesives Business;

(e) any material increase in the compensation or other benefits payable or to become payable by Halex to its managers, governors, directors, officers or employees relating to the Capitol Adhesives Business or any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of its managers, governors, directors, officers or employees relating to the Capitol Adhesives Business;

(f) any entry into any commitment or transaction material to the Capitol Adhesives Business (including but not limited to, any borrowing, sale, lease, transfer or other disposition of any nature of a material asset or material amount of assets or capital expenditure in a material amount) or the sale, disposition, mortgage or pledge of a material asset (for purposes of this clause (f) an asset or assets having a book value of in excess of $25,000 relating to the Capitol Adhesives Business shall be considered material);

(g) any cancellation or waiver of any claims or rights relating to the Capitol Adhesives Business;

(h) any waiver, amendment or modification or cancellation of any agreement relating to the Capitol Adhesives Business except in the ordinary course of business;

(i) (i) any incurrence of indebtedness for borrowed money or guaranty of any indebtedness of another Person or issuance or sale of any debt securities or warrants or other rights to acquire debt securities of Halex relating to the Capitol Adhesives Business; (ii) any loans, advances or capital contributions to, or investments in, any Person; or (iii) payment, loan or advance (other than payment of compensation or expenses in the ordinary course of business) to, or sale, transfer or lease of any of its properties or assets to or entry into any agreement with, any of Halex’s managers, governors, directors, officers or Affiliates;

(j) any creation or imposition of an Encumbrance on any asset or property relating to the Capitol Adhesives Business except the automatic attachment of the lien of Halex’s lender on after-acquired assets;

(k) any capital expenditures other than in the ordinary course of business in the Capitol Adhesives Business in an aggregate amount exceeding $25,000;

(l) adoption, amendment or entry into any Capitol Adhesives Employee Plans (as defined in Section 5.11) or adoption, amendment or entry into any new Capitol Adhesives Employee Plan, fringe benefit plan (including rights to severance or indemnification), incentive compensation, severance, retention, change in control or similar arrangement, employment contract or agreement or collective bargaining agreement, paid any special bonus or special remuneration with respect to any employee or any other person providing services to Halex;

(m) any change in Tax or accounting methods, principles, practices or policies used by Halex relating to the Capitol Adhesives Business, except as required by GAAP or applicable Law;

(n) any material change in the prices charged for the products and services relating to the Capitol Adhesives Business or any agreement to do so with any Capitol Adhesives Material Customer or any material change in the prices paid for products and services relating to the Capitol Adhesives Business or any agreement to do so with any Capitol Adhesives Material Supplier;

(o) any sale, assignment, transfer, lease or license of any intangible property relating to the Capitol Adhesives Business;

(p) any amendment, modification or termination of a Capitol Adhesives Material Contract; or

(q) any agreement, whether oral or written, to do any of the foregoing.

5.7 Title to Property; Encumbrances. Halex has good and marketable title to or other legal right to use all the Roberts Acquired Assets. All the Roberts Acquired Assets are freely transferable to Roberts pursuant to the terms of this Agreement, and upon Closing, Roberts will have all right, title and interest of Halex thereunder. Except as set forth on Schedule 5.7(a), none of the Roberts Acquired Assets is subject to any Encumbrance except Encumbrances for Taxes not yet delinquent or the validity of which are being contested in good faith by appropriate actions. Schedule 5.7(b) contains (i) a true and complete list of all items of machinery, equipment, computer hardware, office furniture, fixtures and similar personal property owned or leased by Halex and used or useful in the conduct of the Capitol Adhesives Business, (ii) indicates whether each such item of personal property is owned or leased and (iii) sets forth a list of the Halex Personal Property Leases.

5.8 Condition and Sufficiency of Assets. All of the Roberts Acquired Assets are in good operating condition, ordinary wear and tear excepted, and their use and operation complies in all material respects with all applicable Laws. None of the Roberts Acquired Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, and structures used by Halex in the Capitol Adhesives Business are structurally sound, are in good condition and repair, and are adequate for the uses to which they are being put. None of such buildings, plants, and structures is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, property and equipment of Halex are sufficient for the conduct of the Capitol Adhesives Business as presently conducted by Halex, which is in all material respects the same as conducted by its predecessor, Capitol USA. The Roberts Acquired Assets (together with the Roberts Excluded Assets) constitute all of the assets, properties, and rights used in or which are necessary for the conduct of the Capitol Adhesives Business. Except as otherwise provided in this Agreement, Halex is the sole owner of the Roberts Acquired Assets. Immediately following the Closing, Halex will not own or lease any material assets, properties or rights which are used in or necessary for the conduct of the Capitol Adhesives Business, except for the Roberts Excluded Assets.

5.9 Litigation; No Violations of Law.

(a) Litigation. Except as set forth on Schedule 5.9, there is no action, suit, claim, proceeding or arbitration at law or in equity or before or by any Governmental Entity pending or, to the Knowledge of Halex, threatened against or affecting the Capitol Adhesives Business or any related properties or assets, and to the Knowledge of Halex, there is no basis for any such action, suit, claim, proceeding or arbitration.

(b) No Violations of Law.

(i) The Capitol Adhesives Business has been conducted and operated, and the ownership or use of the Roberts Acquired Assets is and has been, in compliance in all material respects with each Law that is or was applicable to the Capitol Adhesives Business. To the Knowledge of Halex, no event has occurred or circumstance exists that (with or without notice or lapse of time), with respect to the Capitol Adhesives Business, (A) would constitute or result in a violation by Halex of, or a failure on its part to comply with, any Law or (B) would give rise to any obligation on the part of Halex to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, whether or not Halex is being indemnified for such obligation or costs. Nothing in the foregoing requires any disclosure with respect to compliance with any matter specifically covered by Section 5.17, or any matter specifically covered by Section 5.18, it being acknowledged and agreed that all representations and warranties with respect to matters specifically described in those subsections are excluded from the representations and warranties in this Section 5.9(b).

(ii) With respect to the Capitol Adhesives Business, Halex has not received, at any time since December 30, 2004, nor, to the Knowledge of Halex, did Capitol USA receive at any time since January 1, 2001, any written notice or any other communication (whether oral or written) from any Governmental Entity or any other Person regarding (A) any actual, alleged or potential violation of, or failure to comply with, any Law or (B) any actual, alleged or potential obligation on the part of Halex or Capitol USA to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

5.10 Intentionally Omitted.

5.11 Employee Benefit Plans.

(a) Schedule 5.11(a) lists all employee compensation, stock purchase, deferred compensation, severance pay, stock ownership, bonus, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (including, to the Knowledge of Halex, any oral agreements, as well as all “Employee Benefit Plans” within the meaning of Section 3(3) of ERISA) with respect to the Capitol Adhesives Business covering any active or former employee, director or consultant (a “Capitol Adhesives Employee”) of Halex, any Halex ERISA Affiliate (as defined below) or of any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Halex within the meaning of Section 414 of the Code (a “Halex ERISA Affiliate”), or with respect to which Halex has or may in the future have liability relating to the Capitol Adhesives Business (the “Capitol Adhesives Employee Plans”). Halex has provided to Roberts with respect to each Capitol Adhesives Employee Plan: (i) correct and complete copies of all documents embodying such plan, including (without limitation) all amendments thereto, and all related trust documents, (ii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, (iii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, and (iv) the most recent IRS determination letter with respect to each such plan that is intended to be qualified under Section 401(a) of the Code.

(b) None of the Capitol Adhesives Employee Plans promises or provides any past-employment welfare benefits to any Capitol Adhesives Employee except as required by Law. Neither Halex nor any Halex ERISA Affiliates has, prior to the Closing Date and in any material respect, violated any of the health continuation requirements of COBRA. To the Knowledge of Halex, with respect to the Capitol Adhesives Employee Plans, no event has occurred and there exists no condition or set of circumstances, which could reasonably be expected to result in the imposition of any liability upon Roberts under the terms of such Capitol Adhesives Employee Plans, ERISA, the Code, or any other applicable Law.

(c) With respect to the Capitol Adhesives Employees, Halex has provided to Roberts (i) copies of all written employment agreements, (ii) copies of all written severance agreements, programs and policies of Halex and its subsidiaries, and (iii) copies of all written material plans, programs, agreements and other arrangements of Halex or its subsidiaries with or relating to its or its subsidiaries’ Capital Adhesives Employees which contain change of control provisions. Except as set forth in Schedule 5.11(c), neither the execution and delivery of this Agreement, nor the performance of the transactions contemplated hereby will constitute an event under any Capitol Adhesives Employee Plan or other agreement that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Capitol Adhesives Employee.

(d) Each Capitol Adhesives Employee Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all Laws, including but not limited to ERISA and the Code, which are applicable to such Capitol Adhesives Employee Plans.

(e) No Capitol Adhesives Employee Plan is subject to Title IV of ERISA or Section 412 of the Code, and, to the Knowledge of Halex, at no time in the six (6) years prior to the Closing Date has Halex or a Halex ERISA Affiliate, on behalf of any Capitol Adhesives

Employee, contributed to or been obligated to contribute to a “multiemployer plan,” or to a plan described in Section 413 of the Code. Neither Halex nor any Capital Adhesives Employee is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Capitol Adhesives Employee Plan.

(f) Halex has not implemented any annual bonus plan for its Capitol Adhesives Continuing Employees, and no such annual bonus plan is in effect for the Capitol Adhesives Continuing Employees.

5.12 Material Contracts. Schedule 5.12(a) contains a complete list of each contract, agreement, license, instrument and understanding (whether or not in writing) which is binding on or which is material to the assets, financial condition or results of operations of the Capitol Adhesives Business (each, a “Capitol Adhesives Material Contract”). Without limiting the generality of the foregoing, such list includes all such contracts, agreements, licenses, instruments and understandings:

(a) providing for payments of, or which involve, or could reasonably be expected to involve, more than $25,000 per year;

(b) that cannot be terminated upon 30 days or less notice without penalty or that have an unexpired term in excess of one year from the date of this Agreement or that commit Halex to product pricing that cannot be changed on 30 days or less notice without penalty;

(c) providing for the extension of credit by Halex on terms longer than net due 60 days after invoice;

(d) limiting the ability of Halex to conduct the Capitol Adhesives Business or compete with any Person, including, but not limited to, as to manner or place;

(e) providing for an indemnity or other similar undertaking by Halex;

(f) granting a power of attorney, agency or similar authority to another Person;

(g) with or for the benefit of any Affiliate of Halex (other than those listed pursuant to clauses (j) or (k) below);

(h) that are royalty, commission, representative, distributor or sales agent agreements, practices or understandings, or that otherwise bind Halex to pay commissions or royalties to any Person;

(i) that are collective bargaining agreements and other agreements to or with any labor union, employees’ association or other employee representative of a group of employees;

(j) that are for the employment, severance or retention of any manager, governor, officer, employee, agent, consultant or advisor or any other contract or understanding with any manager, governor, officer, employee, agent, consultant or advisor, which does not provide for termination at will by Halex without further cost or liability to Halex as of or at any time after the date of this Agreement;

(k) that are in the nature of a profit sharing, bonus, equity option, equity purchase, pension, deferred compensation or retirement, severance, hospitalization, insurance or other plan or contract providing benefits to any Person or current or former manager, officer, employee, agent, consultant or advisor or such Persons’ dependents, beneficiaries or heirs or any other employee benefit plan whether formal or informal;

(l) that are in the nature of an indenture, mortgage, promissory note, loan or credit agreement or other contract relating to the borrowing of money or a line of credit by or from Halex or to the direct or indirect guaranty or assumption by Halex of obligations of others or the mortgaging or pledging of any material asset or material portion of assets;

(m) that are for capital expenditures in an amount exceeding $25,000 in any individual case or $50,000 in the aggregate;

(n) that are joint venture, partnership, or other agreements (however named) involving a sharing of profits, losses, costs, or liabilities;

(o) that are leases, rental or occupancy agreements, licenses, installments and conditional sale agreements, and other agreements affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year); and

(p) that are licensing agreements or other agreements with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Capitol Adhesives Intellectual Property.

True, correct and complete copies of all Capitol Adhesives Material Contracts have been delivered to Roberts, and, in the case of each oral Capitol Adhesives Material Contract, a written description of its material terms has been so provided to Roberts. Each of the Capitol Adhesives Material Contracts is a valid and binding obligation of the Parties thereto in accordance with its terms and there have been no defaults by Halex or, to the Knowledge of Halex, by the other party or Parties, or claims of default and, to the Knowledge of Halex, there are no facts or conditions that have occurred which, through the passage of time or the giving of notice, or both, would constitute a default by Halex or, to the Knowledge of Halex, by the other party or Parties thereunder or would cause the acceleration of any obligation of any party thereto or the creation of an Encumbrance upon any of the Roberts Acquired Assets. Except as set forth on Schedule 5.12(b), each of the Capitol Adhesives Material Contracts is freely transferable to Roberts, and upon the Closing, Roberts will have all right, title and interest of Halex thereunder.

5.13 Licenses, Permits and Authorizations. Halex holds all licenses, permits, franchises, certificates and other authorizations required by any Law or Governmental Entity that are necessary for the operation by Halex of the Capitol Adhesives Business as presently conducted

(collectively, the “Capitol Adhesives Permits”). A list of the Capitol Adhesives Permits is set forth on Schedule 5.13(a). The Capitol Adhesives Permits are valid and in full force and effect and are freely transferable to Roberts, and upon the Closing, Roberts will have all right, title and interest of Halex thereunder. No event has occurred or circumstances exist which would currently or upon notice or lapse of time constitute a default under any of the Capitol Adhesives Permits. To the Knowledge of Halex, there is no threatened suspension, cancellation or invalidation of any Capitol Adhesives Permit.

5.14 Intellectual Property.

(a) Except as provided in Schedule 5.14(a), and with the exception of (i) “shrink-wrap” or similar widely-available commercial end-user licenses, or (ii) Capitol Adhesives Intellectual Property for which Halex has obtained a license sufficient for the conduct of the Capitol Adhesives Business as it is now conducted, Halex, owns, or has, the sole and exclusive right to use, all Capitol Adhesives Intellectual Property used in the conduct of the Capitol Adhesives Business as it is now conducted, and, except as set forth on Schedule 5.14(a), the consummation of the transactions contemplated hereby will not alter or impair the use of any such rights. Except as set forth on Schedule 5.14(a), no claims have been asserted by any Person which are currently pending against Halex challenging or questioning the use by Halex or the validity or effectiveness of any Capitol Adhesives Intellectual Property used by Halex in the conduct of the Capitol Adhesives Business.

(b) Schedule 5.14(b) sets forth a complete and accurate list of all Capitol Adhesives Registered Intellectual Property. For each item of Capitol Adhesives Registered Intellectual Property, all necessary registration, maintenance and renewal fees in connection with such Capitol Adhesives Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Capitol Adhesives Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Capitol Adhesives Registered Intellectual Property except in cases where Halex has determined to abandon any such registration. Except as set forth on Schedule 5.14(b), to the Knowledge of Halex, there are no actions that must be taken within thirty (30) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Capitol Adhesives Registered Intellectual Property.

(c) Schedule 5.14(c) lists all material Capitol Adhesives Proprietary Software or Software which is licensed, leased or otherwise used by Halex in the Capitol Adhesives Business (other than “shrink-wrap” Software), and identifies which Software is owned, licensed, leased or otherwise used, as the case may be.

(d) Schedule. 5.14(d) sets forth a complete and accurate list of all agreements (other than agreements with respect to “shrink-wrap” Software) between Halex, on the one hand, and any Person, on the other hand, granting any right to use or practice any rights under any of the Capitol Adhesives Intellectual Property with respect to the Capitol Adhesives Business owned either by Halex or by any other Person.

(e) To the Knowledge of Halex, there is no: (i) unauthorized use, disclosure, infringement or misappropriation of Capitol Adhesives Proprietary IP or the Capitol Adhesives Intellectual Property therein; or (ii) action, suit, claim or proceeding relating to the Capitol Adhesives Proprietary IP that is pending or threatened against Halex or any of its managers, shareholders, directors, officers or employees.

(f) To the extent that any Capitol Adhesives Proprietary IP has been developed or created by a third party for Halex, Halex has a written agreement with such third party with respect thereto and Halex thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of the Capitol Adhesives Business as currently conducted) to the third party’s intellectual property rights in Halex. In each case in which Halex has acquired any Capitol Adhesives Intellectual Property from any Person, Halex has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Capitol Adhesives Intellectual Property (including the right to seek past and future damages with respect thereto) to Halex. Halex has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Capitol Adhesives Proprietary IP or the Capitol Adhesives Intellectual Property therein, to any other Person.

(g) Except as set forth on Schedule 5.14(g), the Capitol Adhesives Proprietary IP and the Capitol Adhesives Intellectual Property is freely transferable to Roberts, and upon the Closing, Roberts will have all right, title and interest of Halex thereunder.

5.15 Inventories. All inventories of Halex related to the conduct of the Capitol Adhesives Business are of good merchantable quality and are (i) in the case of inventory held for sale such inventory is salable by December 15, 2005, and (ii) in the case of other inventory currently usable in the ordinary course of business for which it was purchased.

5.16 Intentionally Omitted.

5.17 Environmental.

(a) Except as set forth in Schedule 5.17(a), Halex, and to the Knowledge of Halex, Capitol USA, has been in the past and currently is in compliance with all Environmental Laws with respect to the Capitol Adhesives Business and all businesses currently and previously conducted by Halex or Capitol USA on the Cross Plains Site (the “Cross Plains Business”). To the Knowledge of Halex, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) would constitute or result in a violation by Halex or Capitol USA of, or a failure on their part to comply with, any Environmental Law with respect to the Cross Plains Business or (B) would give rise to any obligation on the part of Halex or Capitol USA to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature with respect to the Cross Plains Business.

(b) Halex, and to the Knowledge of Halex, Capitol USA, possesses and is in compliance with, and has at all times in the past possessed and been in compliance with, all Capitol Adhesives Permits and all other permits relating to the Environmental Laws necessary to conduct the Cross Plains Business.

(c) Except as set forth in Schedule 5.17(c), the operations of Halex and, to the Knowledge of Halex, Capitol USA, the operations of Capitol USA, with respect to the Cross Plains Business have not resulted in any Release of Hazardous Substances, and, to the Knowledge of Halex, no Hazardous Substances are present at levels requiring investigation or remediation in, on, under or about any real property currently or in the past owned, leased or operated by Halex with respect to the Cross Plains Business.

(d) Halex and, to the Knowledge of Halex, Capitol USA, has not manufactured, generated, used, transported, stored, treated or disposed of or arranged for the disposal of Hazardous Substances with respect to the Cross Plains Business in violation of any Environmental Laws.

(e) To the Knowledge of Halex, the Capitol Adhesives Business has not generated Hazardous Substances that have been disposed of at real property at which an investigation or Remedial Action is being conducted pursuant to Environmental Laws.

(f) With respect to the Cross Plains Business, Halex, and to the Knowledge of Halex, Capitol USA, does not own or operate, and has not owned or operated, any underground storage tanks and no underground tanks are located in, at, on or under property now owned, leased or operated by Halex or Capitol USA, and, to the Knowledge of Halex, no underground storage tanks have been located in, at, on or under property formerly owned, leased or operated by Halex or Capitol USA.

(g) Halex, and to the Knowledge of Halex, Capitol USA, does not manufacture, sell or distribute, and has not manufactured, sold or distributed in the past, materials or products containing asbestos with respect to the Cross Plains Business.

(h) Halex has delivered to Roberts true and complete copies of (A) all notices received by Halex concerning any environmental investigation or violation or alleged violation of any Environmental Law with respect to the Cross Plains Business and (B) to the Knowledge of Halex, all environmental reports, information, investigations, notices required under applicable Environmental Laws, and studies performed by or on behalf of, or otherwise within its possession or control with respect to past or present environmental conditions or compliance with Environmental Laws at any property presently or formerly owned, leased or operated by Halex or Capitol USA with respect to the Cross Plains Business.

(i) Except as set forth on Schedule 5.17(i), (i) to the Knowledge of Halex, neither Halex nor any of Halex’s present or formerly owned, leased or operated properties or operations relating to the Cross Plains Business are the subject of any proceeding, settlement, or contract relating to Environmental Laws or Hazardous Substances, (ii) Halex has not received written notice of any investigation that has been commenced or a written request for information concerning Hazardous Substances or Halex’s compliance with Environmental Laws with respect to the Cross Plains Business, (iii) to the Knowledge of Halex, no proceeding is threatened against Halex alleging any violation or liability under Environmental Laws with respect to the Cross Plains Business, and (iv) no notice has been received by Halex alleging any violation of or liability under any Environmental Laws, or requiring or seeking to impose upon Halex, any property presently or formerly owned, leased or operated by Halex, or any operation of Halex, any investigatory or remedial action or obligation under any Environmental Law with respect to the Cross Plains Business.

5.18 Employees.

(a) Schedule 5.18(a) contains a complete and accurate list of the following information for each employee, officer, and director of Halex working in the Capitol Adhesives Business receiving annual salary and bonus in excess of $30,000, including each employee, officer, director on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since December 30, 2004 and, to the Knowledge of Halex, since January 1, 2004; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other employee benefit plan.

(b) No officer or director of Halex working in the Capitol Adhesives Business and, to the Knowledge of Halex, no other employee working in the Capitol Adhesives Business, is a party to, or is otherwise bound by, any Proprietary Rights Agreement that in any way adversely affects, restricts, or will restrict (i) the performance of his or her duties as an employee, officer or manager of Halex or (ii) the ability of Halex to conduct the Capitol Adhesives Business. To the Knowledge of Halex, no director or officer, or other key employee of Halex working in the Capitol Adhesives Business intends to terminate his or her employment.

(c) Schedule 5.18(c) contains a complete and accurate list of the following information for each retired employee, officer or director of Halex who worked in the Capitol Adhesives Business, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits. Except as set forth in Schedule 5.18(c), there are no retired employees, officers or directors of Halex and/or any of its subsidiaries who worked in the Capitol Adhesives Business, and their dependents, receiving benefits or scheduled to receive benefits from Halex and/or any of its subsidiaries in the future.

(d) Halex is not a party to any collective bargaining agreements relating to the Capitol Adhesives Business and there are no labor unions or other organizations representing any employee of Halex working in the Capitol Adhesives Business. There are no labor unions or other organizations which have filed a petition with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any other Governmental Entity seeking certification as the collective bargaining representative of any employee of Halex who works in the Capitol Adhesives Business, and to the Knowledge of Halex no labor union or organization is engaged in any organizing activity with respect to any employee of Halex who works in the Capitol Adhesives Business. Since December 30, 2004, and to the Knowledge of Halex in the three (3) years prior to the Closing Date, there has not been, and to the Knowledge of Halex, there is not threatened, (i) any strike, lockout, slowdown, picketing, work stoppage, or employee grievance process with respect to the employees of Halex working in the Capitol Adhesives Business or (ii) any unfair labor practice charge against Halex relating to the Capitol Adhesives Business.

(e) With respect to the Capitol Adhesives Business, Halex has complied, and is presently in compliance, with all Laws relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and/or privacy rights of employees. Halex is not liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Laws with respect to the Capitol Adhesives Employees.

(f) Except as set forth on Schedule 5.18(f), since December 30, 2004, and to the Knowledge of Halex in the three (3) years prior to the Closing Date, neither Halex nor Capitol USA have been a party to any court, arbitration, or administrative preceding related to the Capitol Adhesives Business in which Halex or Capitol USA was, or is, alleged to have violated any Laws relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, income Tax withholding, occupational safety and health, plant closing, and/or privacy rights of employees.

(g) Since December 30, 2004, and to the Knowledge of Halex in the three (3) years prior to the Closing Date, neither Halex nor Capitol USA has effectuated, with respect to the Capitol Adhesives Business, (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”), or any similar state, local or foreign law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Halex or Capitol USA or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign law) affecting any site of employment or facility of Halex or Capitol USA.

(h) Except as set forth on Schedule 5.18(h), Halex is not a party to any contract, agreement, or arrangement with any employee of Halex that (i) restricts Halex’s right to terminate the employment with respect to any Capitol Adhesives Employee without cause, or (ii) obligates Halex to pay severance to any employee of Halex upon termination of such employee’s employment with Halex.

5.19 Insurance. No written notice of cancellation or termination has been received by Halex with respect to any Insurance Policy relating to the Capitol Adhesives Business since December 30, 2004, and, to the Knowledge of Halex, no such written notice was received by Capitol USA within the last two years prior to December 30, 2004. Halex has not been refused any insurance with respect to its assets or operations relating to the Capitol Adhesives Business and has not been limited by any insurance carrier with which it has carried insurance since December 30, 2004, nor, to the Knowledge of Halex, was Capitol USA so refused or limited at any time within the last two years prior to December 30, 2004.

5.20 Broker’s or Finder’s Fees. No agent, broker, investment or commercial banker, or other Person acting on behalf of any shareholder of Halex or Halex or under the authority of any of them is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated by this Agreement.

5.21 Books of Account and Reports; Internal Controls; Absence of Certain Payments.

(a) Books of Account and Reports. Halex’s books of account are correct and complete in all material respects and fairly reflect, in reasonable detail, the transactions and assets and liabilities of Halex, and to the Knowledge of Halex, with respect to the Capitol Adhesives Business, Capitol USA’s books of account were correct and complete in all material respects and fairly reflected, in reasonable detail, the transactions and assets and liabilities of the Capitol Adhesives Business prior to December 30, 2004.

(b) Absence of Certain Payments. Neither the shareholders of Halex nor Halex, nor any director, officer, agent, employee or other Person associated with or acting on behalf of Halex, has used any company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds, and to the Knowledge of Halex, neither the members of Capitol USA nor Capitol USA, nor any director, officer, agent, employee or other Person associated with or acting on behalf of Capitol USA, has used any company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds prior to December 30, 2004.

5.22 Intentionally Omitted.

5.23 Customers and Suppliers.

(a) Set forth on Schedule 5.23(a) are the names and addresses of the ten (10) customers of the Capitol Adhesives Business who purchased the largest dollar volume of Halex’s merchandise in 2003 (“2003 Capitol Adhesives Material Customers”), in 2004 (“2004 Capitol Adhesives Material Customers”) and in the first three (3) months of 2005 (“2005 Capitol Adhesives Material Customers”), showing the dollar volume of merchandise purchased by each such customer. The 2003 Capitol Adhesives Material Customers, 2004 Capitol Adhesives Material Customers and the 2005 Capitol Adhesives Material Customers are sometimes referred to herein collectively as the “Capitol Adhesives Material Customers”.

(b) Set forth on Schedule 5.23(b) are the names and addresses of the ten (10) suppliers of products or services to the Capitol Adhesives Business who provided the largest dollar volume of products or services to Halex in 2003 (“2003 Capitol Adhesives Material Suppliers”), in 2004 (“2004 Capitol Adhesives Material Suppliers”) and in the first three (3) months of 2005 (“2005 Capitol Adhesives Material Suppliers”), showing the dollar volume of products or services provided by each such supplier. The 2003 Capitol Adhesives Material Suppliers, 2004 Capitol Adhesives Material Suppliers and the 2005 Capitol Adhesives Material Suppliers are sometimes referred to herein collectively as the “Capitol Adhesives Material Suppliers”.

(c) The relationships of Halex with the Capitol Adhesives Material Customers and the Capitol Adhesives Material Suppliers are good commercial working relationships. Halex has not received any written notice from any of the Capitol Adhesives Material Customers or Capitol Adhesives Material Suppliers terminating or reducing in any material respect, or setting forth an intention to terminate or reduce in any material respect in the future, or otherwise reflecting an adverse change in, the business relationship between a Capitol Adhesives Material Customer or Capitol Adhesives Material Supplier and Halex. To the Knowledge of Halex, (i) no Capitol Adhesives Material Customer or Capitol Adhesives Material Supplier has given any oral notice terminating or reducing in any material respect, or has indicated an intention to terminate or reduce in any material respect in the future, or otherwise reflecting an adverse change in, the business relations between a Capitol Adhesives Material Customer or Capitol Adhesives Material Supplier and Halex and (ii) the consummation of the transaction contemplated hereunder will not have any material adverse effect on the business relationship of Halex with any Capitol Adhesives Material Customer or Capitol Adhesives Material Supplier.

(d) No Capitol Adhesives Material Supplier (other than suppliers of electricity, gas, telephone or water) constitutes a sole-source supplier to Halex with respect to which practicable alternative sources of supply are not readily available on comparable terms and conditions.

5.24 Intentionally Omitted.

5.25 Product Warranties and Product Returns. Attached as Schedule 5.25(a) are true, correct and complete copies of all written warranties on products manufactured in connection with the Capitol Adhesives Business. Schedule 5.25(b) also contains a true, correct and complete schedule of all product returns or warranty claims received in connection with the Capitol Adhesives Business (i) since December 30, 2004 and (ii) to the Knowledge of Halex, received by Capitol USA since January 1, 2003, which have with respect to any individual product exceeded $5,000. None of the products sold in connection with the Capitol Adhesives Business since December 30, 2004, and to the Knowledge of Halex during the past three (3) years prior to December 30, 2004, has been, is currently, or, to the Knowledge of Halex, is threatened to be, the subject of a product recall.

5.26 Product Liability. Except as set forth on Schedule 5.26, Halex has not at any time since December 30, 2004 been a party to any action, suit, proceeding, hearing or governmental investigation arising out of any injury to persons or damage to property as the result of the ownership, possession or use of any of the products in the Capitol Adhesives Business manufactured or sold since December 30, 2004. To the Knowledge of Halex, no such action, suit, proceeding, hearing or governmental investigation was or has been instituted against Capitol USA during the past five (5) years prior to December 30, 2004 as the result of the ownership, possession or use of any of the products in the Capitol Adhesives Business manufactured or sold during the past five (5) years prior to December 30, 2004.

5.27 Royalty Obligations. Halex is not obligated to make any royalty or license payment or other similar type of payment in connection with the sale of any of its products in the Capitol Adhesives Business.

5.28 Real Estate.

(a) Halex does not currently own any real property. Schedule 5.28(a)(i) accurately lists all real property owned, leased, operated or used by Halex in the past relating to the Capitol Adhesives Business. Schedule 5.28(a)(ii) lists all real property that Halex leases or subleases from any other Person with respect to the Capitol Adhesives Business (the “Capitol Adhesives

Leased Real Property”). Except as set forth on Schedule 5.28(a)(ii), with respect to each lease and sublease listed on Schedule 5.28(a)(ii), (i) the lease or sublease (collectively, the “Capitol Adhesives Real Property Leases”) is the legal, valid, binding, and enforceable obligation of Halex, and is in full force and effect, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and applicable equitable principles (whether considered in a proceeding at law or in equity), (ii) there is no default on the part of Halex, and Halex has not received notice of any default by any party thereunder, (iii) to the Knowledge of Halex, the other parties to each such lease and sublease are not in violation or default thereunder, and (iv) Halex has provided to Roberts a true, correct and complete copy of the Capitol Adhesives Real Property Leases.

(b) There are no pending or, to the Knowledge of Halex, contemplated or threatened, condemnation or eminent domain proceedings against all or any portion of the Capitol Adhesives Leased Real Property. To the Knowledge of Halex, there are no (i) public improvements which have been commenced or completed and for which an assessment may be levied against the Capitol Adhesives Leased Real Property, or (ii) planned improvements which may result in any assessment against the Capitol Adhesives Leased Real Property. Halex has not received any notice of violation of any zoning, entitlement, building or other land use regulations or of any covenants, conditions, restrictions, or easements related to the Capitol Adhesives Leased Real Property.

(c) Except as set forth on Schedule 5.28(c), the Capitol Adhesives Real Property Leases are freely transferable to Roberts, and upon the Closing, Roberts will have all right, title and interest of Halex thereunder.

5.29 Intentionally Omitted.

5.30 Continuity of Business. Halex has continued to conduct the Capitol Adhesives Business as it was conducted by Capitol USA prior to December 30, 2004 in all material respects.

5.31 Halex Disclosures. To the Knowledge of Halex, neither this Agreement or any of the schedules, attachments, written statements, documents, certificates, or other items delivered to Roberts pursuant to this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein in light of the circumstances under which made, not misleading. Halex has disclosed, and provided copies of, all material facts, information and documents pertaining to the Capitol Adhesives Business and the Roberts Acquired Assets.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ROBERTS

Roberts Group hereby represents and warrants to Halex as follows:

6.1 Organization.

(a) Roberts is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Roberts has the requisite power and authority to own and lease its property and carry on the Roberts Tape Business as now conducted. Roberts is duly qualified to do business as a foreign entity and is in good standing in each of the jurisdictions in which it is required by the nature of the Roberts Tape Business or the ownership of its properties to so qualify, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on Roberts. RCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. RCI has the requisite power and authority to own and lease its property and carry on the Roberts Tape Business. RCI is duly qualified to do business as a foreign entity and is in good standing in each of the jurisdictions in which it is required by the nature of the Roberts Tape Business or the ownership of its properties to so qualify, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on Roberts. Schedule 6.1(a) correctly lists (i) each jurisdiction in which Roberts is qualified to do business as a foreign entity, (ii) each jurisdiction in which RCI is qualified to do business as a foreign entity, (iii) the Board of Directors of Roberts Group, and (iv) the officers of Roberts Group.

(b) Attached as Schedule 6.1(b) are complete and correct copies of the Articles of Incorporation and Bylaws of each of Roberts Group as now in effect.

6.2 Intentionally Omitted.

6.3 Authorization. Roberts Group have full power and authority to execute and deliver each Transaction Document to which it is a party and to carry out the transactions contemplated thereby. The board of directors of Roberts Group and the shareholders of Roberts Group have taken all action required by Law, each of Roberts’ and RCI’s Articles of Incorporation and Bylaws to authorize the transactions contemplated by each Transaction Document to which Roberts Group is a party. Each Transaction Document to which Roberts Group is a party is a valid and binding obligation of Roberts Group, enforceable against it in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, or by equitable principles relating to the rights of creditors generally.

6.4 No Violations; Defaults. The execution and delivery by Roberts Group of the Transaction Documents to which Roberts Group is party and the consummation of the transactions contemplated hereby and thereby by Roberts Group will not: (a) violate any provision of Roberts’ or RCI’s Articles of Incorporation or Bylaws; (b) violate, or constitute a default under, or permit the termination or acceleration of the maturity of, any Indebtedness; (c) violate, or constitute a default under, or permit the termination of, any agreement or other instrument to which Roberts Group is a party or by which it is bound; (d) require consent, approval, waiver or authorization from or registration or filing with any Person or Governmental Entity, including but not limited to any party to any agreement to which Roberts Group is a party or by which it is bound; (e) result in the creation or imposition of any Encumbrance on any properties or assets of Roberts Group; or (f) violate any Law to which Roberts Group is subject.

6.5 Intentionally Omitted.

6.6 Absence of Certain Changes or Events. Except as set forth on Schedule 6.6, since December 31, 2003, the Roberts Tape Business has operated only in the ordinary course and there has not been:

(a) any material adverse change in the condition (financial or otherwise), results of operations or properties of the Roberts Tape Business;

(b) any damage, destruction or loss, whether or not covered by insurance, having an adverse effect on the Halex Acquired Assets in excess of $25,000;

(c) Intentionally Omitted;

(d) any agreement or understanding relating to the Roberts Tape Business calling for payments in excess of $25,000 or not in the ordinary course of the Roberts Tape Business;

(e) Intentionally Omitted;

(f) any entry into any commitment or transaction material to the Roberts Tape Business (including but not limited to, any borrowing, sale, lease, transfer or other disposition of any nature of a material asset or material amount of assets or capital expenditure in a material amount) or the sale, disposition, mortgage or pledge of a material asset (for purposes of this clause (f) an asset or assets having a book value of in excess of $25,000 relating to the Roberts Tape Business shall be considered material);

(g) any cancellation or waiver of any claims or rights relating to the Roberts Tape Business;

(h) any waiver, amendment or modification or cancellation of any agreement relating to the Roberts Tape Business except in the ordinary course of business;

(i) (A) any incurrence of indebtedness for borrowed money or guaranty of any indebtedness of another Person or issuance or sale of any debt securities or warrants or other rights to acquire debt securities of Roberts relating to the Roberts Tape Business; (B) any loans, advances or capital contributions to, or investments in, any Person; or (C) payment, loan or advance (other than payment of compensation or expenses in the ordinary course of business) to, or sale, transfer or lease of any of its properties or assets to or entry into any agreement with, any of Roberts’ or RCI’s managers, governors, directors, officers or Affiliates;

(j) any creation or imposition of an Encumbrance on any asset or property relating to the Roberts Tape Business except the automatic attachment of the lien of Roberts’ and RCI’s lenders on after-acquired assets;

(k) any capital expenditures other than in the ordinary course of business in the Roberts Tape Business in an aggregate amount exceeding $25,000;

(l) Intentionally Omitted;

(m) any change in Tax or accounting methods, principles, practices or policies used by Roberts relating to the Roberts Tape Business, except as required by GAAP or applicable Law;

(n) any material change in the prices charged for the products and services relating to the Roberts Tape Business or any agreement to do so with any Roberts Material Customer or any material change in the prices paid for products and services relating to the Roberts Tape Business or any agreement to do so with any Roberts Material Supplier;

(o) any sale, assignment, transfer, lease or license of any intangible property relating to the Roberts Tape Business;

(p) any amendment, modification or termination of a Roberts Material Contract; or

(q) any agreement, whether oral or written, to do any of the foregoing.

6.7 Title to Property; Encumbrances. Roberts has good and marketable title to or other legal right to use all the Halex Acquired Assets. All the Halex Acquired Assets are freely transferable to Halex pursuant to the terms of this Agreement, and upon Closing, Halex will have all right, title and interest of Roberts thereunder. Except as set forth on Schedule 6.7(a), none of the Halex Acquired Assets is subject to any Encumbrance except Encumbrances for Taxes not yet delinquent or the validity of which are being contested in good faith by appropriate actions. Schedule 6.7(b) contains (i) a true and complete list of all items of machinery, equipment, computer hardware, and similar personal property owned or leased by Roberts and used or useful in the Roberts Tape Business, and (ii) indicates whether each such item of personal property is owned or leased.

6.8 Condition and Sufficiency of Assets. All of the Halex Acquired Assets are in good operating condition, ordinary wear and tear excepted, and their use and operation complies in all material respects with all applicable Laws. None of the Halex Acquired Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The property and equipment of Roberts and included in the Halex Acquired Assets are sufficient for the conduct of the Roberts Tape Business as presently conducted by Roberts and previously conducted by RCI. The Halex Acquired Assets (together with the Halex Excluded Assets) constitute all of the assets, properties, and rights used in or which are necessary for the conduct of the Roberts Tape Business. Except as otherwise provided in this Agreement, Roberts is the sole owner of the Halex Acquired Assets. Immediately following the Closing, Roberts Group will not own or lease any material assets, properties or rights which are used in or necessary for the conduct of the Roberts Tape Business, except for the Halex Excluded Assets.

6.9 Litigation; No Violations of Law.

(a) Litigation. Except as set forth on Schedule 6.9, there is no action, suit, claim, proceeding or arbitration at law or in equity or before or by any Governmental Entity pending or, to the Knowledge of Roberts Group, threatened against or affecting the Roberts Tape Business or any related properties or assets, and to the Knowledge of Roberts Group, there is no basis for any such action, suit, claim, proceeding or arbitration.

(b) No Violations of Law.

(i) The Roberts Tape Business has been conducted and operated, and the ownership or use of the Halex Acquired Assets is and has been, in compliance in all material respects with each Law that is or was applicable to the Roberts Tape Business. To the Knowledge of Roberts Group, no event has occurred or circumstance exists that, (with or without notice or lapse of time) with respect to the Roberts Tape Business, (A) would constitute or result in a violation by Roberts Group of, or a failure on its part to comply with, any Law or (B) would give rise to any obligation on the part of Roberts Group to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(ii) With respect to the Roberts Tape Business, Roberts Group has not received, at any time since January 1, 2001, any written notice or, to the Knowledge of Roberts Group, any other communication (whether oral or written) from any Governmental Entity or any other Person regarding (A) any actual, alleged or potential violation of, or failure to comply with, any Law or (B) any actual, alleged or potential obligation on the part of Roberts Group to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

6.10 Intentionally Omitted.

6.11 Intentionally Omitted.

6.12 Material Contracts. Schedule 6.12(a) contains a complete list of each contract, agreement, license, instrument and understanding (whether or not in writing) which is binding on or which is material to the assets, financial condition or results of operations of the Roberts Tape Business (each, a “Roberts Material Contract”). Without limiting the generality of the foregoing, such list includes all such contracts, agreements, licenses, instruments and understandings:

(a) providing for payments of, or which involve, or could reasonably be expected to involve, more than $25,000 per year;

(b) that cannot be terminated upon 30 days’ or less notice without penalty or that have an unexpired term in excess of one year from the date of this Agreement or that commit Roberts Group to product pricing that cannot be changed on 30 days’ or less notice without penalty;

(c) providing for the extension of credit by Roberts Group on terms longer than net due 60 days after invoice;

(d) limiting the ability of Roberts Group to conduct the Roberts Tape Business or compete with any Person, including, but not limited to, as to manner or place;

(e) providing for an indemnity or other similar undertaking by Roberts Group;

(f) granting a power of attorney, agency or similar authority to another Person;

(g) with or for the benefit of any Affiliate of Roberts Group;

(h) that are royalty, commission, representative, distributor or sales agent agreements, practices or understandings, or that otherwise bind Roberts to pay commissions or royalties to any Person;

(i) Intentionally Omitted;

(j) Intentionally Omitted;

(k) Intentionally Omitted;

(l) that are in the nature of an indenture, mortgage, promissory note, loan or credit agreement or other contract relating to the borrowing of money or a line of credit by or from Roberts Group or to the direct or indirect guaranty or assumption by Roberts Group of obligations of others or the mortgaging or pledging of any material asset or material portion of assets;

(m) that are for capital expenditures in an amount exceeding $25,000 in any individual case or $50,000 in the aggregate;

(n) that are joint venture, partnership, or other agreements (however named) involving a sharing of profits, losses, costs, or liabilities;

(o) that are leases, rental or occupancy agreements, licenses, installments and conditional sale agreements, and other agreements affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year); and

(p) that are licensing agreements or other agreements with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Roberts Intellectual Property.

True, correct and complete copies of all Roberts Material Contracts have been delivered to Halex, and, in the case of each oral Roberts Material Contract, a written description of its material terms has been so provided to Halex. Each of the Roberts Material Contracts is a valid and binding obligation of the Parties thereto in accordance with its terms and there have been no defaults by Roberts Group or, to the Knowledge of Roberts Group, by the other party or Parties, or claims of default and, to the Knowledge of Roberts Group, there are no facts or conditions that have occurred which, through the passage of time or the giving of notice, or both, would constitute a default by Roberts Group or, to the Knowledge of Roberts Group, by the other party or Parties thereunder or would cause the acceleration of any obligation of any party thereto or the creation of an Encumbrance upon any of the Halex Acquired Assets. Except as set forth on Schedule 6.12(b), each of the Roberts Material Contracts is freely transferable to Halex, and upon the Closing, Halex will have all right, title and interest of Roberts thereunder.

6.13 Licenses, Permits and Authorizations. Roberts Group hold all licenses, permits, franchises, certificates and other authorizations required by any Law or Governmental Entity that are necessary for the operation by Roberts of the Roberts Tape Business as presently conducted (collectively, the “Roberts Tape Permits”). A list of the Roberts Tape Permits is set forth on Schedule 6.13(a). The Roberts Tape Permits are valid and in full force and effect and are freely transferable to Halex, and upon the Closing, Halex will have all right, title and interest of Roberts thereunder. No event has occurred or circumstances exist which would currently or upon notice or lapse of time constitute a default under any of the Roberts Tape Permits. To the Knowledge of Roberts Group, there is no threatened suspension, cancellation or invalidation of any Roberts Tape Permits.

6.14 Intellectual Property.

(a) Except as provided in Schedule 6.14(a), and with the exception of (i) “shrink-wrap” or similar widely-available commercial end-user licenses, or (ii) Roberts Intellectual Property for which Roberts has obtained a license sufficient for the conduct of the Roberts Tape Business as it is now conducted, Roberts, owns, or has, the sole and exclusive right to use, all Roberts Intellectual Property used in the conduct of the Roberts Tape Business as it is now conducted, and, except as set forth on Schedule 6.14(a), the consummation of the transactions contemplated hereby will not alter or impair the use of any such rights. Except as set forth on Schedule 6.14(a), no claims have been asserted by any Person which are currently pending against Roberts challenging or questioning the use by Roberts or the validity or effectiveness of any Roberts Intellectual Property used by Roberts in the conduct of the Roberts Tape Business.

(b) Schedule 6.14(b) sets forth a complete and accurate list of all Roberts Registered Intellectual Property relating to the Roberts Tape Business. For each item of Roberts Registered Intellectual Property, all necessary registration, maintenance and renewal fees in connection with such Roberts Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Roberts Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Roberts Registered Intellectual Property except in cases where Roberts has determined to abandon any such registration. Except as set forth on Schedule 6.14(b), to the Knowledge of Roberts Group, there are no actions that must be taken within thirty (30) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Roberts Registered Intellectual Property.

(c) Schedule 6.14(c) lists all material Roberts Proprietary Software or Software which is licensed, leased or otherwise used by Roberts in the Roberts Tape Business (other than “shrink-wrap” Software), and identifies which Software is owned, licensed, leased or otherwise used, as the case may be.

(d) Schedule. 6.14(d) sets forth a complete and accurate list of all agreements (other than agreements with respect to “shrink-wrap” Software) between Roberts, on the one hand, and any Person, on the other hand, granting any right to use or practice any rights under any of the Roberts Intellectual Property owned either by Roberts or by any other Person.

(e) To the Knowledge of Roberts Group, there is no: (i) unauthorized use, disclosure, infringement or misappropriation of Roberts Proprietary IP or the Roberts Intellectual Property therein; or (ii) action, suit, claim or proceeding relating to the Roberts Proprietary IP that is pending or threatened against Roberts or any of its shareholders, directors, officers or employees.

(f) To the extent that any Roberts Proprietary IP has been developed or created by a third party for Roberts, Roberts has a written agreement with such third party with respect thereto and thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of the Roberts Tape Business as currently conducted) to the third party’s intellectual property rights in Roberts. In each case in which Roberts has acquired any Roberts Intellectual Property from any Person, Roberts has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Roberts Intellectual Property (including the right to seek past and future damages with respect thereto) to Roberts. Roberts has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Roberts Proprietary IP or the Roberts Intellectual Property therein, to any other Person.

(g) Except as set forth on Schedule 6.14(g), the Roberts Proprietary IP and the Roberts Intellectual Property is freely transferable to Halex, and upon the Closing, Halex will have all right, title and interest of Roberts thereunder.

6.15 Inventories. All inventories of Roberts related to the conduct of the Roberts Tape Business are of good merchantable quality and are (i) in the case of inventory held for sale such inventory is salable by December 31, 2005, and (ii) in the case of other inventory currently usable in the ordinary course of business for which it was purchased.

6.16 Intentionally Omitted.

6.17 Intentionally Omitted.

6.18 Intentionally Omitted.

6.19 Insurance. No written notice of cancellation or termination has been received by Roberts Group with respect to any Insurance Policy relating to the Roberts Tape Business within the last two (2) years. Roberts Group has not been refused any insurance with respect to its assets or operations relating to the Roberts Tape Business nor have been limited by any insurance carrier with which it has carried insurance during the last two (2) years.

6.20 Broker’s or Finder’s Fees. No agent, broker, investment or commercial banker, or other Person acting on behalf of any shareholder of Roberts Group or Roberts Group or under the authority of any of them is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated by this Agreement.

6.21 Books of Account and Reports; Internal Controls; Absence of Certain Payments.

(a) Books of Account and Reports. Roberts’s and RCI’s books of account are correct and complete in all material respects and fairly reflect, in reasonable detail, the transactions and assets and liabilities of Roberts.

(b) Absence of Certain Payments. Neither the shareholders of Roberts Group nor Roberts Group, nor any director, officer, agent, employee or other Person associated with or acting on behalf of Roberts Group, has used any company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds.

6.22 Intentionally Omitted.

6.23 Customers and Suppliers.

(a) Set forth on Schedule 6.23(a) are the names and addresses of the ten (10) customers of the Roberts Tape Business who purchased the largest dollar volume of Roberts’s merchandise in 2003 (“2003 Roberts Material Customers”), in 2004 (“2004 Roberts Material Customers”) and in the first three (3) months of 2005 (“2005 Roberts Material Customers”), showing the dollar volume of merchandise purchased by each such customer. The 2003 Roberts Material Customers, 2004 Roberts Material Customers and the 2005 Roberts Material customers are sometimes referred to herein collectively as the “Roberts Material Customers”.

(b) Set forth on Schedule 6.23(b) are the names and addresses of the ten (10) suppliers of products or services to the Roberts Tape Business who provided the largest dollar volume of products or services to Roberts in 2003 (“2003 Roberts Material Suppliers”), in 2004 (“2004 Roberts Material Suppliers”) in the first three (3) months of 2005 (“2005 Roberts Material Suppliers”), showing the dollar volume of products or services provided by each such supplier. The 2003 Roberts Material Suppliers, 2004 Roberts Material Suppliers and the 2005 Roberts Material Suppliers are sometimes referred to herein collectively as the “Roberts Material Suppliers”.

(c) The relationships of Roberts Group with the Roberts Material Customers and the Roberts Material Suppliers are good commercial working relationships. Roberts Group has not received any written notice from any of the Roberts Material Customers or Roberts Material Suppliers terminating or reducing in any material respect, or setting forth an intention to terminate or reduce in any material respect in the future, or otherwise reflecting an adverse change in, the business relationship between a Roberts Material Customer or Roberts Material Supplier and Roberts Group. To the Knowledge of Roberts Group (i) no Roberts Material Customer or Roberts Material Supplier has given any oral notice terminating or reducing in any material respect, or has indicated an intention to terminate or reduce in any material respect in the future, or otherwise reflecting an adverse change in, the business relations between a Roberts Material Customer or Roberts Material Supplier and Roberts and (ii) the consummation of the transaction contemplated hereunder will not have any material adverse effect on the business relationship of Roberts Group with any Roberts Material Customer or Roberts Material Supplier.

(d) No Roberts Material Supplier (other than suppliers of electricity, gas, telephone or water) constitutes a sole-source supplier to Roberts Group with respect to which practicable alternative sources of supply are not readily available on comparable terms and conditions.

6.24 Intentionally Omitted.

6.25 Product Warranties and Product Returns. Attached as Schedule 6.25(a) are true, correct and complete copies of all written warranties on products manufactured in connection with the Roberts Tape Business. Schedule 6.25(b) also contains a true, correct and complete schedule of all product returns or warranty claims received in connection with the Roberts Tape Business since January 1, 2003, which have with respect to any individual product exceeded $5,000. None of the products sold in connection with the Roberts Tape Business within the past three (3) years has been, is currently, or, to the Knowledge of Roberts Group, is threatened to be, the subject of a product recall.

6.26 Product Liability. Roberts Group has not at any time during the past five (5) years been a party to any action, suit, proceeding, hearing or governmental investigation arising out of any injury to persons or damage to property as the result of the ownership, possession or use of any of the products in the Roberts Tape Business manufactured or sold during the past five (5) years.

6.27 Royalty Obligations. Except as set forth on Schedule 6.27, Roberts Group is not obligated to make any royalty or license payment or other similar type of payment in connection with the sale of the products in the Roberts Tape Business.

6.28 Intentionally Omitted.

6.29 Intentionally Omitted.

6.30 Intentionally Omitted.

6.31 Roberts Group Disclosure. To the Knowledge of Roberts Group, neither this Agreement or any of the schedules, attachments, written statements, documents, certificates, or other items delivered to Halex pursuant to this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein in light of the circumstances under which made, not misleading.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF QEP

QEP hereby represents and warrants to Halex as follows:

7.1 Corporate Organization. QEP is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to execute and deliver this Agreement and any other Transaction Document to which it is a party, and to consummate the transactions contemplated by this Agreement and any Transaction Document to which it is a party.

7.2 Authorization. QEP has full power and authority to execute and deliver each Transaction Document to which it is a party and to carry out the transactions contemplated thereby. The board of directors of QEP and the shareholders of QEP have taken all action required by Law, QEP’s Certificate of Incorporation and Bylaws to authorize the transactions contemplated by each Transaction Document to which QEP is a party. Each Transaction Document to which QEP is a party is a valid and binding obligation of QEP, enforceable against it in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, or by equitable principles relating to the rights of creditors generally.

7.3 No Violations; Defaults. The execution and delivery by QEP of the Transaction Documents to which QEP is party and the consummation of the transactions contemplated hereby and thereby by QEP will not: (a) violate any provision of QEP’s Certificate of Incorporation or Bylaws; (b) require consent, approval, waiver or authorization from or registration or filing with any Person or Governmental Entity, including but not limited to any party to any agreement to which QEP is a party or by which it is bound; or (c) violate any Law or any judgment, writ, decree, order, regulation or rule of any court or Governmental Entity to which QEP is subject.

ARTICLE VIII

COVENANTS AND OTHER AGREEMENTS

The Parties agree as follows with respect to the period following the Closing:

8.1 Public Announcements. None of the Parties shall make, or permit any agent or Affiliate to make, any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other Parties, which consent will not be unreasonably withheld or delayed, except as may be required by law; provided, however, that after the Closing, (a) American Capital Strategies, Ltd. may make a public announcement and publish a website article, subject to obtaining the prior written consent of QEP, which consent will not be unreasonably withheld or delayed, and (b) QEP may make a public announcement and publish a website article, subject to obtaining the prior written consent of American Capital Strategies, Ltd., which consent will not be unreasonably withheld or delayed.

8.2 Transaction Expenses. Each of Roberts Group, on the one hand, and Halex, on the other hand, will pay all of their respective expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

8.3 Further Assurances. From and after the Closing, each of the Parties shall execute and deliver such further instruments of conveyance and transfer and take such other action as reasonably may be necessary to further effectuate the transactions contemplated by this Agreement.

8.4 Intentionally Omitted.

8.5 Apportionment of Taxes.

(a) Apportioned Obligations.

(i) The Parties hereto agree that all Taxes and similar ad valorem obligations that are levied with respect to the Roberts Acquired Assets, Halex Acquired Assets, Capitol Adhesives Business or Roberts Tape Business for assessment periods within which the Closing Date occurs (collectively, the “Apportioned Obligations”) shall be apportioned between Halex, on one hand, and Roberts, on the other hand, as of the Closing Date based on the number of days in any such period falling on or prior to the Closing Date, on the one hand, and after the Closing Date, on the other hand (it being understood that, with respect to any Apportioned Obligation related to the Halex Acquired Assets, Halex is responsible for the portion of each such Apportioned Obligation attributable to the number of days after the Closing Date in the relevant assessment period and, with respect to any Apportioned Obligation related to the Roberts Acquired Assets, Roberts is responsible for the portion of each such Apportioned Obligation attributable to the number of days after the Closing Date in the relevant assessment period). Each Party shall pay directly or, if necessary, reimburse the other Party, with respect to its apportionment of the Apportioned Obligations. Each Party hereto shall cooperate in assuring that Apportioned Obligations are billed directly to and paid by Halex or Roberts pursuant to the Parties’ understanding set forth in this Section 8.5(a)(i). The Parties hereto shall cooperate, including with respect to any examination or audit by taxing authorities, to avoid payment of duplicate or inappropriate Taxes or other ad valorem obligations of any kind or description which relate to the Roberts Acquired Assets or the Halex Acquired Assets. Roberts shall furnish, at the request of Halex, and Halex shall furnish, at the request of Roberts, proof of payment of any such Taxes or ad valorem obligations or other documentation that is a prerequisite to avoiding payment of a duplicate or inappropriate Tax or other ad valorem obligations.

(ii) In the event that any refund, rebate or similar payment is received by Roberts or Halex for any real property Taxes, personal property Taxes or similar ad valorem obligations which are Apportioned Obligations, the Parties agree that such payment will be apportioned between Halex, on one hand, and Roberts, on the other hand, and paid over to the appropriate party on the basis of their respective corresponding liability for such Apportioned Obligations during the assessment period.

(iii) In the event that it is determined subsequent to the Closing Date that additional real property Taxes, personal property Taxes or similar ad valorem obligations which are Apportioned Obligations are required to be paid, the Parties agree that such additional Taxes will be apportioned between Halex, on the one hand, and Roberts, on the other hand, and paid over by the appropriate party on the basis of their respective corresponding liability for such Apportioned Obligations during the assessment period.

(b) Except as otherwise provided in this Agreement, as between Halex, on the one hand, and Roberts, on the other hand: (i) Halex shall be responsible for and shall pay all Taxes levied or imposed upon, or in connection with, the Roberts Acquired Assets and Capitol Adhesives Business on or prior to the Closing Date; (ii) Roberts shall be responsible for and shall pay all Taxes levied or imposed upon, or in connection with, the Roberts Acquired Assets and Capitol Adhesives Business after the Closing Date; (iii) Roberts shall be responsible for and shall pay all Taxes levied or imposed upon, or in connection with, the Halex Acquired Assets and Roberts Tape Business on or prior to the Closing Date; (iv) Halex shall be responsible for and shall pay all Taxes levied or imposed upon, or in connection with, the Halex Acquired Assets and Roberts Tape Business after the Closing Date; and (v) Halex and Roberts will each be responsible for and shall pay their own Income Taxes, if any, arising from the transactions contemplated hereby. Any exemptions, allowances or deductions that are calculated on an annual basis shall be prorated in the manner provided for Apportioned Obligations.

(c) Halex shall pay directly, or reimburse Roberts promptly upon demand and delivery of proof of payment for, all transfer, documentary, sales, use, stamp, registration and other sales, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest (collectively, “Transfer Taxes”)) that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the transactions contemplated hereby. The Parties will cooperate to obtain available exemptions from such Transfer Taxes. All other expenses of Closing will be paid by the Party incurring such expense.

8.6 Tax Returns. Halex shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax authorities) of all Tax Returns required by Law to be filed in respect of (i) the Roberts Acquired Assets or the Capitol Adhesives Business on or prior to the Closing Date, and (ii) the Halex Acquired Assets or the Roberts Tape Business after the Closing Date. Roberts shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax authorities) of all Tax Returns required by Law to be filed in respect of (i) the Roberts Acquired Assets or the Capitol Adhesives Business after the Closing Date, and (ii) the Halex Acquired Assets or the Roberts Tape Business on or prior to the Closing Date.

8.7 Intentionally Omitted.

8.8 Access to Books and Records. After the Closing, for six (6) years thereafter (i) Halex shall, upon reasonable advance notice from Roberts, make available to Roberts and its counsel and accountants, copies of any business records of Roberts sold hereunder to the extent such records are reasonably required by Roberts for the purpose of filing Tax Returns, defending audits and responding to product liability claims and governmental investigations; and (ii) Roberts shall, upon reasonable advance notice from Halex make available to Halex and its counsel and accountants, copies of any business records of Halex sold hereunder to the extent such records are reasonably required by Halex for the purpose of filing Tax Returns, defending audits and responding to product liability claims and governmental investigations. Upon request by Roberts for certain information relating to the Capitol Adhesives Business, but in the possession of Capitol USA, Halex’s predecessor-in-interest, Halex agrees to use its commercially reasonable best efforts to obtain access to the books and records relating to the Capitol Adhesive Business held by Capitol USA. Roberts, on the one hand, and Halex, on the other hand, shall maintain all such records during such six-year period and shall not destroy or discard any such records without providing the other party with thirty (30) days’ prior written notice.

8.9 Allocation of Purchase Price. The Purchase Price shall be allocated for Tax purposes among the Roberts Acquired Assets of Halex in accordance with GAAP and as described on Schedule 8.9 to be attached hereto on the Closing Date. The Purchase Price shall be allocated for Tax purposes among the Halex Acquired Assets of Roberts in accordance with GAAP and as described on Schedule 8.9 to be attached hereto on the Closing Date. Roberts and Halex each hereby covenant and agree that, unless otherwise required by applicable Law, it will not take a position on any Income Tax Return, before any governmental agency charged with the collection of any Income Tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 8.9. The Parties further agree that any subsequent allocation necessary as a result of an adjustment to the consideration to be paid hereunder shall be made in a manner consistent with such original allocation. Each Party agrees to notify the other if the IRS or any other Tax authority proposes a reallocation of such amounts.

8.10 Roberts Excluded Assets.

(a) Finished Goods. Halex agrees to remove all finished goods unrelated to the Capitol Adhesives Business from the Capitol Adhesives Leased Real Properties within ninety (90) days after the Closing Date at its sole cost and expense; provided, that finished goods, related to Halex’s seaming tape business may remain on the Capitol Adhesives Leased Real Properties for a period of twelve (12) months after the Closing, in accordance with that certain Transition Services Agreement, in the form attached hereto as Exhibit D (the “Transition Services Agreement”) to be entered into between Halex and Roberts Group, but in no event later than the date the remaining Roberts Excluded Assets are removed from the Capitol Adhesives Leased Real Properties.

(b) Equipment and Machinery. Halex agrees to remove the remaining Roberts Excluded Assets, including, but not limited to, all machinery and equipment related to the production of carpet seaming tape and any business unrelated to the Capitol Adhesives Business, from the Capitol Adhesives Leased Real Properties within twelve (12) months after the Closing Date, in accordance with the Transition Services Agreement to be entered into between Halex and Roberts.

8.11 Halex Acquired Assets. Halex agrees to remove the Halex Acquired Assets from Roberts’ Mexico, Missouri facility at its sole cost and expense no later than ninety (90) days after the Closing Date, in accordance with the Transition Services Agreement to be entered into between Halex and Roberts; provided, that upon prior reasonable notice by Halex, Roberts shall give Halex access to the Roberts Leased Real Properties during regular business hours for the purpose of removing the Halex Acquired Assets.

8.12 Compliance with Bulk Sales Laws Requirements. Each party hereto has agreed to waive compliance with any applicable bulk sale transfer laws in connection with the consummation of the transactions contemplated by this Agreement, including the bulk transfer provisions of the Uniform Commercial Code, and as a condition to such waiver by Roberts, on the one hand, and Halex on the other hand, agree to indemnify, defend and hold harmless such other party from any Loss resulting from non-compliance with such applicable bulk sale transfer laws.

8.13 Environmental Matters.

The Parties acknowledge that certain volatile organic compounds (“VOCs”) have been discovered in the soil and the ground water at Halex’s leased location at 300 Cross Plains Boulevard, Dalton, Whitfield County, Georgia (the “Cross Plains Site”) as more fully described in (i) the Limited Phase II Environmental Site Assessment prepared by Tri-State Testing & Drilling, LLC dated August 9, 2004; (ii) the Release Notification and Reportable Quantities Screening Method Report prepared by Tri-State Testing & Drilling, LLC dated August 26, 2004; (iii) lab analytical results for monitoring well #4 (MW4) through monitoring well #7 (MW7) prepared by Test America from samples collected by Tri-State Testing & Drilling LLC on September 9, 2004; (iv) Phase I Environmental Site Assessment Report prepared by Golder Associates dated June 22, 2004; provided, that for purposes of this subsection (iv), any VOCs Released prior to the Closing Date that were sampled or tested in the Phase II Assessment (as described in subsection (vi) herein) and that do not exceed any applicable standard under any applicable Environment Law shall not be included in the definition of Cross Plains Contamination, and provided further, that for purposes of this subsection (iv), the Parties shall have the opportunity to challenge any determination as to whether the VOCs that were sampled or tested in the Phase II Assessment (as described in subsection (vi)) were Released prior to the Closing Date; (v) Scope of Work for Phase II Assessment prepared by Golder Associates dated June 16, 2004 with Analytical Report prepared by STL Savannah dated June 23, 2004; (vi) Report of Phase II Environmental Investigation, prepared by Golder Associates dated August 13, 2004; and (vii) the letter dated December 9, 2004 from the State of Georgia to Barrett Properties, LLC, the owner of the Cross Plains Site, regarding the listing of the Cross Plains Site on the Georgia Hazardous Site Inventory; and any related VOC contamination originating on the Cross Plains Site that may have migrated off-site (such VOC contamination resulting from activities prior to the Closing Date, the “Cross Plains Contamination”). As a result of the Cross Plains Contamination, Capitol USA has caused a Release Notification Form to be filed with the Georgia Department of Natural Resources, Environmental Protection Division (“GEPD”). Capitol USA has requested that GEPD allow the Cross Plains Site to have a remedial status of Monitor Only (“Monitor Only Status”). Additionally, Capitol USA has requested and received quotes for active remediation of the Cross Plains Contamination from (i) Arcadis Geraghty & Miller, Inc. (“Arcadis”) (the “Arcadis Quote”), (ii) MACTEC Engineering and Consulting, Inc. (“MACTEC”) (the “MACTEC Quote”), and (iii) S&ME, Inc. (“S&ME”) (the “S&ME Quote”). Copies of the Arcadis Quote, the MACTEC Quote and the S&ME Quote have been provided by Halex to Roberts Group. The Arcadis Quote, the MACTEC Quote and the S&ME Quote have all been prepared due to the possibility that the GEPD will not grant Monitor Only Status with respect to the Cross Plains Site.

(a) The Parties acknowledge that the Roberts Indemnified Parties may seek to expedite the investigation and response to the Cross Plains Contamination after the Closing Date in accordance with Environmental Laws, including the regulatory and policy requirements of the GEPD or any successor to GEPD.

(b) Subject to and in compliance with the provisions of Article X of this Agreement, Halex hereby covenants and agrees to indemnify, defend and hold the Roberts Indemnified Parties harmless from any Loss suffered or incurred by any Roberts Indemnified Parties as a result of, or with respect to, or arising out of, the Cross Plains Contamination.

8.14 Employee Matters.

(a) Roberts agrees to offer employment to the Capitol Adhesives Employees listed on Schedule 8.14(a) (the “Capitol Adhesives Continuing Employees”) effective as of the day after the Closing Date. With respect to periods on or prior to the Closing Date, Halex shall pay all obligations relating to the Capitol Adhesives Continuing Employees, except for accrued vacation. Roberts agrees to carry over all accrued vacation for the Capitol Adhesives Continuing Employees. Notwithstanding anything herein to the contrary, Roberts shall not be obligated to retain any Capitol Adhesives Continuing Employee for any specified period of time after the Closing. Nothing contained herein shall confer upon any Capitol Adhesives Continuing Employee any right with respect to continuance of employment by Roberts, nor shall anything herein interfere with the right of Roberts to terminate the employment of any Capitol Adhesives Continuing Employee at any time, with or without cause. No provision of this Agreement shall create any third party beneficiary rights in any Capitol Adhesives Continuing Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Capitol Adhesives Continuing Employee by Roberts or under any benefit plan which Roberts may maintain, or otherwise.

(b) Neither Roberts nor any of its Affiliates shall adopt, become a sponsoring employer of, or have any obligations under or with respect to the Capitol Adhesives Employee Plans, and Halex shall be solely responsible for any and all liabilities which have arisen or may arise under or in connection with any Capitol Adhesives Employee Plan (including liabilities arising from income or excise tax assessments, participant benefit claims, fiduciary conduct, or under Title IV of ERISA) and Halex shall be solely responsible for any and all liabilities relating to or arising out of Halex’s decisions or actions regarding employment of any Capitol Adhesives Continuing Employee by Halex on or before the Closing Date.

(c) Roberts and its Affiliates shall be solely responsible for any and all liabilities relating to or arising out of the decisions or actions of Roberts in deciding to offer or not to offer employment to any employees of Halex under this Section 8.14, and the terms and conditions of such offers; and Roberts shall be solely responsible for any and all liabilities relating to or arising out of the employment, terms and conditions of employment, and termination of employment, of any employees of Roberts and its Affiliates, including any Capitol Adhesives Continuing Employee from and after the Closing Date.

(d) Without limiting the generality of the foregoing provisions of this Section 8.14, Halex shall remain solely responsible for all severance benefits and other liabilities or obligations relating to or arising out of the termination or alleged termination of employment with Halex of any employee of Halex or its Affiliates who does not become a Capitol Adhesives Continuing Employee, whether arising under a severance plan of Halex or its Affiliates, an agreement with an individual employee, or applicable Law. Notwithstanding anything contained in this Agreement to the contrary, Roberts and its Affiliates shall be solely responsible for all severance benefits and other liabilities and obligations relating to or arising out of the termination or alleged termination of employment with Roberts or its Affiliates of any Capitol Adhesives Continuing Employee from and after the Closing Date or of any other person employed by Roberts or its Affiliates before or after the Closing Date.

(e) For any Capitol Adhesives Business sales agent whose services will be discontinued in connection with the Closing, the Parties agree to pay their respective portion of any commission owed to such sales agent from the date of the effective termination until the expiration of such sales agent’s agreement pro rata based on the portion of such commission that is related to such Party’s line of business.

8.15 Intentionally Omitted.

8.16 Permits, Leases and Contracts; Third Party Consents.

(a) Halex will use its commercially reasonable best efforts to obtain the assignment of all Halex Assigned Contracts, Capitol Adhesives Real Property Leases, Halex Personal Property Leases and Capitol Adhesives Permits (collectively, the “Capitol Adhesives Designated Contracts”) that may be necessary or that may be reasonably requested by Roberts to consummate the transactions contemplated by this Agreement.

(b) Roberts will use its commercially reasonable best efforts to obtain the assignment of all Roberts Assigned Contracts (collectively, the “Roberts Designated Contracts”) that may be necessary or that may be reasonably requested by Halex to consummate the transactions contemplated by this Agreement.

(c) Notwithstanding anything herein to the contrary, the Parties hereto acknowledge and agree that if, Roberts agrees, Halex will not assign to Roberts any Capitol Adhesives Designated Contract that by its terms requires, prior to such assignment, the consent of any other contracting party thereto, unless such consent has been obtained. With respect to each such Capitol Adhesives Designated Contract, after the Closing Date, Halex shall continue to deal with the other party(ies) to such Capitol Adhesives Designated Contract as the prime contracting party, and Halex shall use its commercially reasonable best efforts to obtain the consent of all required parties to the assignment of such Capitol Adhesives Designated Contract. Such Capitol Adhesives Designated Contract shall be promptly assigned by Halex to Roberts after receipt of such consent after the Closing Date.

(d) Notwithstanding anything herein to the contrary, the Parties hereto acknowledge and agree that if, Halex agrees, Roberts will not assign to Halex any Roberts Designated Contract that by its terms requires, prior to such assignment, the consent of any other contracting party thereto, unless such consent has been obtained. With respect to each such Roberts Designated Contract, after the Closing Date, Roberts shall continue to deal with the other party(ies) to such Roberts Designated Contract as the prime contracting party, and Roberts shall use its commercially reasonable best efforts to obtain the consent of all required parties to the assignment of such Roberts Designated Contract. Such Roberts Designated Contract shall be promptly assigned by Roberts to Halex after receipt of such consent after the Closing Date.

8.17 Intentionally Omitted.

8.18 Names; No Conduct of Business; Nonsolicitation.

(a) For a period of five (5) years after the Closing, Halex and its Affiliates will not, directly or indirectly, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Robert Group and any Capitol Adhesives Business customer or supplier, or prospective Capitol Adhesives Business customer or supplier, including without limitation, any such customer or supplier of Roberts Group prior to the date hereof. For a period of five (5)

years after the Closing Date, Halex and any Affiliate of Halex further agree not to be engaged, directly or indirectly, in any way in a business competitive with the Capitol Adhesives Business, except that Halex will perform such actions necessary to perform its obligations or exercise any of its rights under the Transaction Documents to which it is a party.

(b) In addition, to protect Roberts Group against any efforts by Halex or its Affiliates to cause employees of Roberts Group (including without limitation any Capitol Adhesives Continuing Employee) to terminate their employment, Halex and its Affiliates agree, for a period of five (5) years after the Closing Date, not to directly or indirectly (i) induce, encourage or otherwise solicit any employee, independent contractor, consultant or business partner of Roberts (including without limitation any employee, independent contractor, consultant or business partner of Halex immediately prior to the consummation of the transactions hereunder) to terminate his, her or its employment relationship, contract, consulting relationship or partnership arrangement with Roberts or to accept any other employment or position, or (ii) assist any other entity in hiring any such employee, independent contractor, consultant or business partner.

(c) For a period of five (5) years after the Closing, Roberts and its Affiliates will not, directly or indirectly, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Halex and any Roberts Tape Business customer or supplier, or prospective Roberts Tape Business customer or supplier, including without limitation, any such customer or supplier of Halex prior to the date hereof. For a period of five (5) years after the Closing Date, Roberts and any Affiliate of Roberts agree not to be engaged, directly or indirectly, in any way in a business competitive with the Roberts Tape Business, except that Roberts will perform such actions necessary to perform its obligations or exercise any of its rights under the Transaction Documents to which it is a party.

(d) In addition, to protect Halex against any efforts by Roberts and its Affiliates to cause employees of Halex (including without limitation any continuing employee of Halex) to terminate their employment, Roberts and its Affiliates agree, for a period of five (5) years after the Closing Date, not to directly or indirectly (i) induce, encourage or otherwise solicit any employee, independent contractor, consultant or business partner of Halex (including without limitation any employee, independent contractor, consultant or business partner of Roberts immediately prior to the consummation of the transactions hereunder) to terminate his, her or its employment relationship, contract, consulting relationship or partnership arrangement with Halex or to accept any other employment or position, or (ii) assist any other entity in hiring any such employee, independent contractor, consultant or business partner.

8.19 Intentionally Omitted.

8.20 Intentionally Omitted.

8.21 License and Supply Agreement. The Parties and certain Affiliates shall enter a License and Supply Agreement, in the form attached hereto as Exhibit C (the “License and Supply Agreement”).

8.22 Purchase of Metal Trim. The parties shall enter into a separate agreement in the form attached hereto as Exhibit B (the “Metal Trim Bill of Sale”) whereby Roberts shall agree to purchase Halex’s owned inventory of metal trim, vinyl trim, rubber trim and cove base at Halex’s cost, estimated to be approximately $315,000.00.

8.23 Inventory Buy Back. Halex agrees to buy back all Capitol Adhesives Inventory that is obsolete and not salable and is not sold by Roberts on or before December 15, 2005, at the prices set forth on Schedule 8.23 (the “Buy Back Amount”); provided, that Halex shall have no obligation to buy back any inventory described in or sold under Section 8.22 or the Metal Trim Bill of Sale. Each of Halex and Roberts shall have the right to elect to offset any amounts due and payable to Roberts pursuant to this Section 8.23 against an equal amount due and payable under the Roberts Note.

8.24 Capitol Adhesives Website. Halex agrees to use its commercially reasonably best efforts to update and maintain the Capitol USA website at www.capitolusa.com consistent with such website’s current content, design and quality until such time as Roberts Group can begin to maintain a similar site on its own. Notwithstanding anything to the contrary in this Agreement or otherwise, the Parties hereto acknowledge that Halex shall continue to own such Capitol USA website and that this Agreement does not require Halex to grant any rights or licenses with respect to such website other than what is expressly set forth in this Section 8.24.

8.25 QEP Guaranty. QEP hereby irrevocably and unconditionally guarantees any and all obligations of Roberts Group under this Agreement and each of the Transaction Documents, subject to any and all rights and defenses that Roberts Group has or may have hereafter under the terms of this Agreement.

ARTICLE IX

CLOSING CONDITIONS

9.1 Conditions to Each Party’s Obligation. The obligations of Halex and Roberts to consummate the closing of the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

(a) No Injunctions; Orders. No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity nor shall any Law or executive order be promulgated or enacted by any Governmental Entity that prevents the consummation of the transactions contemplated by this Agreement.

(b) Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement will have been filed, occurred or been obtained, including consents or approvals, if any, required under the HSR Act.

9.2 Conditions to Halex’s Obligations. The obligations of Halex to consummate the closing of the transactions contemplated hereby are subject to the satisfaction or waiver on or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties True. The representations and warranties of Roberts Group will be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at and as of such date.

(b) Performance. Roberts Group will have performed and complied with, in all material respects, all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Required Consents. Roberts Group shall have obtained, on terms satisfactory to Halex, all third party consents required as a result of the transactions contemplated hereby under any agreement to which Roberts is a party.

(d) Roberts Closing Documents. Roberts Group shall have delivered to Halex the following documents:

(i) a certificate (dated not more than five (5) calendar days prior to the Closing) as to the good standing of Roberts Group in its jurisdiction of incorporation; provided, that if the certificate is dated more than five (5) calendar days prior to the Closing, but not more than fifteen (15) calendar days prior to the Closing, such certificate is acceptable along with evidence (from a reputable filing service) of the good standing of Roberts Group as of the Closing Date;

(ii) a certificate of Roberts Group’s President and Secretary dated as of the Closing Date expressly certifying that (1) Roberts Group has obtained, on terms satisfactory to Halex, all third party consents and approvals required as a result of the transactions contemplated hereby (2) all Representations and Warranties made by Roberts Group under this Agreement are true and complete in all material respects, and (3) Roberts Group has complied in all material respects with the covenants, obligations and conditions required by this Agreement to be performed or complied with by it prior to and at the Closing Date;

(iii) a certificate dated as of the Closing Date from Roberts Group, signed by the Secretary thereof and in form and substance reasonably satisfactory to Halex certifying (A) that resolutions in the form attached to the certificate have been duly adopted by Roberts Group’s board of directors, authorizing the execution of the Transaction Documents to which it is a party, (B) the names and incumbency of its officers who are empowered to execute the foregoing documents for and on behalf of Roberts Group, and (C) the attached copies of the Articles of Incorporation and bylaws of Roberts Group are complete and correct;

(iv) the Roberts Note;

(v) the Transition Services Agreement;

(vi) the Bills of Sale;

(vii) the Assignment and Assumption Agreements;

(viii) the Metal Trim Bill of Sale;

(ix) the License and Supply Agreement;

(x) the Assignment, Assumption and Consent Agreement; and

(xi) evidence reasonably satisfactory to Roberts Group that all Encumbrances have been released in full.

(e) No Material Adverse Change. Since January 1, 2005, there shall have been no material adverse change in the condition, financial or otherwise, related to the Roberts Tape Business.

Any condition set forth in this Section 9.2 may be waived by Halex if Halex executes a writing so stating at or prior to the Closing.

9.3 Conditions to Roberts’ Obligations. The obligations of Roberts Group to consummate the closing of the transactions contemplated hereby are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties True. The representations and warranties of Halex will be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at and as of such date.

(b) Performance. Halex will have performed and complied with, in all material respects, all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Required Consents. Halex shall have obtained, on terms satisfactory to Roberts Group, all third party consents required as a result of the transactions contemplated hereby under any agreement to which Halex is a party, including, without limitation, all consents of lessors under the Capitol Adhesives Real Property Leases and all consents under the Capitol Adhesives Permits.

(d) Halex’s Closing Documents. Halex shall, or shall cause each appropriate party to, deliver to Roberts Group the following documents (duly executed as appropriate):

(i) a certificate (dated not more than five (5) calendar days prior to the Closing), as to the good standing of Halex in its jurisdiction of incorporation; ; provided, that if the certificate is dated more than five (5) calendar days prior to the Closing, but not more than fifteen (15) calendar days prior to the Closing, such certificate is acceptable along with evidence (from a reputable filing service) of the good standing of Halex as of the Closing Date;

(ii) a certificate of Halex’s secretary and chief executive officers dated as of the Closing Date expressly certifying that (1) Halex has obtained, on terms satisfactory to Roberts, all third party consents and approvals required as a result of the transactions contemplated hereby (2) all Representations and Warranties made by Halex under this Agreement are true and complete in all material respects, and (3) Halex has complied in all material respects with the covenants, obligations and conditions required by this Agreement to be performed or complied with by it prior to and at the Closing Date;

(iii) a certificate dated as of the Closing Date from Halex, signed by the Secretary thereof and in form and substance reasonably satisfactory to Roberts Group certifying (A) that resolutions in the form attached to the certificate have been duly adopted by Halex’s board of directors, authorizing the execution of the Transaction Documents to which it is a party, (B) the names and incumbency of its officers who are empowered to execute the foregoing documents for and on behalf of Halex, and (C) that the attached copies of the Articles of Incorporation of Halex and Bylaws of Halex are complete and correct;

(iv) the Transition Services Agreement;

(v) the Bills of Sale;

(vi) the Assignment and Assumption Agreements;

(vii) the Patent Assignments;

(viii) the Trademark Assignments;

(ix) the Metal Trim Bill of Sale;

(x) the License and Supply Agreement;

(xi) the Assignment, Assumption and Consent Agreement; and

(xii) evidence reasonably satisfactory to Roberts Group that all Encumbrances have been released in full; and

(xiii) evidence reasonably satisfactory to Roberts Group that Halex has paid or made arrangements to pay or otherwise satisfy all of Halex’s payroll obligations (excluding accrued vacation) with respect to periods on or prior to the Closing Date that are not the responsibility of Roberts hereunder.

(e) No Material Adverse Change. Since January 1, 2005, there shall have been no material adverse change in the condition, financial or otherwise, related to the Capitol Adhesives Business.

Any condition set forth in this Section 9.3 may be waived by Roberts if Roberts executes a writing so stating at or prior to the Closing.

ARTICLE X

POST-CLOSING INDEMNIFICATION

10.1 Remedies.

(a) Subject to the terms of this Article X, from and after the Closing Date, Halex shall indemnify, defend and hold harmless Roberts from and against any and all claims, losses, liabilities, damages, costs (including court costs, expert costs, environmental remediation, monitoring, investigation and testing costs) and expenses (including reasonable attorneys’, environmental consultants’, experts’ and accountants’ fees, but excluding punitive damages unless such punitive damages are paid to a third party after a determination by a court of competent jurisdiction in a final, non-appealable judgment) (a “Loss”) suffered or incurred by Roberts, its respective successors and assigns, and its respective directors, officers, employees, consultants and agents (collectively, the “Roberts Indemnified Parties”), as a result of, or with respect to, (i) the breach of any representation or warranty of Halex set forth in Article V of this Agreement; (ii) any breach of or noncompliance by Halex of any covenant or agreement contained in this Agreement; (iii) any Environmental Claim relating to the operation of the Capitol Adhesives Business by Halex or Capitol USA prior to the Closing; (iv) any Roberts Excluded Liability; (v) any personal injury or property damage resulting from the ownership, possession or use of any product sold or manufactured in connection with the Capitol Adhesives Business at any time; and (vi) any fees (including costs and expenses) or commissions to any broker, finder or agent engaged by Halex, whether or not disclosed pursuant to Section 5.20.

(b) From and after the Closing Date, Roberts shall indemnify, defend and hold harmless Halex from and against any and all Losses suffered or incurred by Halex or any of its directors, officials or their respective heirs, executors, administrators or their or its successors and assigns (collectively, the “Halex Indemnified Parties”) as a result of, or with respect to, (i) the breach of any representation or warranty of Roberts set forth in Article VI of this Agreement; (ii) the breach of any representation or warranty of QEP set forth in Article VII of this Agreement, (iii) any breach of or noncompliance by Roberts of any covenant or agreement contained in this Agreement; (iv) any Environmental Claim relating to the operation of the Roberts Tape Business by Roberts Group prior to the Closing; (v) any Halex Excluded Liability; (vi) any personal injury or property damage resulting from the ownership, possession or use of any product sold or manufactured in connection with the Roberts Tape Business at any time; and (vii) any fees (including costs and expenses) or commissions to any broker, finder or agent engaged by Roberts Group, whether or not disclosed pursuant to Section 6.20.

10.2 Survival. This Article X shall survive any termination of this Agreement. The representations and warranties shall remain in effect until eighteen (18) months following the Closing Date, except that (i) the representations and warranties set forth in Section 5.11 (Employee Benefit Plans) shall survive until expiration of the applicable statute of limitations period, (ii) the representations and warranties set forth in Section 5.17 (Environmental) shall survive until five (5) years after the Closing Date or the expiration of the statute of limitations relating to any applicable Environmental Laws, whichever is later, (iii) Section 5.1, Section 6.1, and Section 7.1 (Organization), and Section 5.3, Section 6.3 and Section 7.3 (Authorization), Section 5.4, Section 6.4 and Section 7.4 (No Violations; Default) and Section 5.7 and Section 6.7 (Title to Property; Encumbrances) shall survive without limitation, (iv) the indemnification obligations contained in Section 10.1(a)(iii) and Section 10.1(b)(iv) with respect to any Environmental Claims (except any claims pursuant to Section 8.13) shall survive five (5) years after the Closing Date or the expiration of the statute of limitations relating to any applicable Environmental Laws, whichever is later, (v) the indemnification obligations contained in Section 10.1(a)(iv), Section 10.1(a)(v), Section 10.1(a)(vi), and Section 10.1(b)(ii), Section 10.1(b)(v), Section 10.1(b)(vi), and Section 10.1(b)(vii) shall survive indefinitely, and (vi) the indemnification obligations contained in Section 8.13 shall expire and no longer be enforceable in any way upon the receipt of both: (a) a letter from the GEPD stating that no further Remedial Action with respect to the Cross Plains Site is required (a “No Further Action Letter”) and (b) an Environmental Investigation Report as described in Schedule 10.2 to this Agreement. The rights to indemnification set forth in this Agreement based on the representations, warranties, covenants and obligations set forth herein shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. Any matter as to which a Claim has been asserted by notice pursuant to Section 10.4 received prior to expiration of the applicable indemnification period set forth in this paragraph that is pending or unresolved at the end of any such period shall continue to be covered by this Article X notwithstanding any applicable statute of limitations (which the Parties hereby waive) until such matter is finally terminated or otherwise resolved by the Parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

10.3 Indemnification Limitations. Notwithstanding any other provision of this Agreement:

(a) The Roberts Indemnified Parties shall be entitled to indemnification under this Article X only after the Roberts Indemnified Parties incur aggregate Losses in excess of $25,000.00 (the “Deductible”), after which the Roberts Indemnified Parties shall be entitled to indemnification for the full amount of such Losses in excess of such initial Deductible. Notwithstanding anything to the contrary herein, the limitation in the immediately preceding sentence shall not apply to Claims (i) in respect of the breach by Halex of any of the representations and warranties set forth in Section 5.1 (Organization), Section 5.3 (Authorization), Section 5.4 (No Violations; Default) and Section 5.7 (Title to Property; Encumbrances), Section 5.11 (Employee Benefit Plans), and Section 5.17 (Environmental), Section 7.1 (Organization), Section 7.2 (Authorization), Section 7.3 (No Violations; Default), (ii) based on Section 8.13, Section 8.14, Section 10.1(a)(iii), Section 10.1(a)(iv), Section 10.1(a)(v), or Section 10.1(a)(vii) or (iii) based on fraud or intentional misrepresentation of Halex.

(b) The Halex Indemnified Parties shall be entitled to indemnification under this Article X only after the Halex Indemnified Parties incur aggregate Losses in excess of the Deductible, after which the Halex Indemnified Parties shall be entitled to indemnification for the full amount of such Losses in excess of such initial Deductible. Notwithstanding anything to the contrary herein, the limitation in the immediately preceding sentence shall not apply to Claims (i) in respect of the breach by Roberts of any of the representations and warranties set forth in Section 6.1 and Section 7.1 (Organization), Section 6.3 and Section 7.3 (Authorization), Section 6.4 and Section 7.4 (No Violations; Default) and Section 6.7 (Title to Property; Encumbrances), (ii) based on Section 10.1(b)(ii), Section 10.1(b)(iii), Section 10.1(b)(iv), or Section 10.1(b)(vi) or (iii) based on fraud or intentional misrepresentation of Roberts.

(c) Halex’s aggregate indemnification obligation under Section 10.1(a), and not including its indemnification obligations under Section 8.13, shall never exceed $5,000,000.00.

(d) Roberts’ aggregate indemnification obligation under Section 10.1(b) shall never exceed $1,500,000.00.

10.4 Notice of Claim. Any party entitled to assert a Claim under this Article X (the “Indemnified Party”) shall notify the other party (the “Indemnifying Party”) in writing within twenty (20) days of becoming aware of such Claim (a “Claim”), specifying in reasonable detail the nature of the Loss, and, if known, the dollar amount of the liability arising therefrom (an “Indemnification Notice”).

10.5 Procedure.

(a) If, after the delivery of any Indemnification Notice, the Indemnifying Party does not give written notice to the Indemnified Party disputing such Claim (a “Counter Indemnification Notice”) within thirty (30) days after delivery of the Indemnification Notice, then the Claim and the dollar amount of the Claim, if any, set forth in the Indemnification Notice shall be deemed accepted by the Indemnifying Party and such dollar amount, if any, shall be deemed conclusive for purposes of this Agreement. If after such thirty (30)-day period the Indemnifying Party has failed to deliver a Counter Indemnification Notice, then the Indemnifying Party shall pay to the Indemnified Party the dollar amount of such Claim within ten (10) days after the later of (i) the expiration of such thirty (30)-day period and (ii) the date the Indemnified Party delivers written notice of the dollar amount of such Claim (such later date, the “Payment Date”), along with reasonable support for such dollar amount.

(b) If a Counter Indemnification Notice is given with respect to a Claim, Roberts and Halex shall use their commercially reasonable best efforts to resolve such Claim and agree upon a dollar amount, if any, applicable to such Claim. If Roberts and Halex cannot resolve such Claim within thirty (30) days after delivery of the Counter Indemnification Notice, then the Claim may be submitted to a court of competent jurisdiction in accordance with Section 11.8. After a final decision in favor of the Indemnified Party has been rendered by a court to enforce an award with respect to the amount of such Claim, then the Indemnifying Party shall pay to the Indemnified Party the full dollar amount of such Claim within ten (10) days of such final decision.

10.6 Defense. In the event any person or entity not a party to this Agreement shall make a demand or claim, file or threaten to file or continue any lawsuit, which demand, claim or lawsuit may result in liability to an Indemnified Party in respect of matters embraced by the indemnity under this Agreement, then the Indemnified Party shall promptly notify the Indemnifying Party of the demand, claim or lawsuit. Within fifteen (15) days after delivery of the Indemnification Notice to the Indemnifying Party of such demand, claim or lawsuit, except as provided in the next sentence, the Indemnifying Party shall have the option, at its sole cost and expense, to retain counsel for the Indemnified Party to defend any such demand, claim or lawsuit, provided that counsel who shall conduct the defense of such demand, claim or lawsuit shall be approved by the Indemnified Party whose approval shall not unreasonably be withheld or delayed. The Indemnified Party shall have the right, at its own expense, to participate in the defense of any suit, action or proceeding brought against it with respect to which indemnification may be sought hereunder; provided, however, if (i) the named Parties to any such proceeding (including any impleaded Parties) include both the Indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them (other than differing interests associated with an Indemnifying Party’s obligation to indemnify), or (ii) the employment of counsel by such Indemnified Party has been authorized in writing by the Indemnifying Party, or (iii) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within fifteen (15) days after delivery of the Indemnification Notice; then, the Indemnified Party shall have the right to retain its own counsel at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis. No Indemnifying Party, in the defense of any such demand, claim or lawsuit, shall consent to entry of any judgment or enter into any settlement without the consent of the Indemnified Party. In the event that the Indemnifying Party shall fail to respond within 15 days after delivery of the Indemnification Notice, the Indemnified Party may retain counsel and conduct the defense of such demand, claim or lawsuit, as it may in its sole discretion deem proper, at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis. Failure to provide an Indemnification Notice shall not limit the rights of any party to indemnification, except to the extent that the Indemnifying Party is actually prejudiced thereby.

10.7 Insurance; Tax; Certain Receivables. Any amounts paid by the Indemnifying Party to or on behalf of an Indemnified Party pursuant to this Article X will be adjusted as follows:

(a) If the Indemnified Party actually recovers insurance proceeds directly resulting from the Loss under any Claim, the amounts payable by the Indemnifying Party shall be reduced by the amount of such insurance recovery actually received (less the costs of obtaining such recovery).

(b) If an Indemnified Party is liable for any additional Taxes as a result of the payments made pursuant to this Article X, the Indemnifying Party will pay to the Indemnified Party in addition to such amounts, within 10 days of being notified by the Indemnified Party of the payment of such liability (i) an amount equal to such additional Taxes (the “Tax Reimbursement Amount”) plus (ii) any additional amounts required to pay additional Taxes imposed with respect to the Tax Reimbursement Amount and with respect to amounts payable under this clause (ii), with the result that the Indemnified Party will have received from the Indemnifying Party, net of the payment of Taxes, an amount equal to the full dollar amount of the Claim.

(c) Any Loss for which indemnification is provided under this Agreement shall be reduced by any actual Tax Benefit arising from the payment of the Claim that gave rise to the party making an indemnity payment. If an Indemnified Party realizes any such Tax Benefit, then such Indemnified Party shall pay an amount to the Indemnifying Party equal to the Tax Benefit realized, provided that in the event an amount payable by the Indemnified Party is reduced by the amount of such Tax Benefit and there is a disallowance of such Tax Benefit by a taxing authority (based upon a reasonable and good faith determination by the Indemnified Party) such that the Indemnified Party is not entitled to all or any portion of such Tax Benefit, then the Indemnifying Party shall pay to the Indemnified Party the amount of the Tax Benefit that was disallowed. The payment of any out-of-pocket costs of any contest or proceeding with respect to a Tax Benefit shall be deemed to reduce such Tax Benefit.

(d) A Tax Benefit will be considered to be realized for purposes of Section 10.7(c) on (A) the date on which the Tax Benefit is received as a refund of Taxes, or (B) to the extent that the Tax Benefit is not received as a refund of Taxes but rather is claimed as an item that reduces liability for Taxes (on a with and without basis), the due date (including extensions) of the Tax Return that reflects such change in liability for Taxes. Notwithstanding anything herein to the contrary, the Indemnified Party shall determine whether, for purposes of Section 10.7(d), a Tax Benefit is available to the Indemnified Party in respect of the relevant indemnifiable Claim; provided that such determination shall be reasonable and shall be made in good faith. The

Indemnifying Party shall have the opportunity to reasonably review the Indemnified Party’s calculation of the Tax Benefit realized (including a calculation pursuant to which it is determined that there is no Tax Benefit available to the Indemnified Party), provided that such review shall in no event relate to the Indemnified Party’s determination of how to report any items on its Tax Return. The Indemnifying Party’s review of the Indemnified Party’s calculation may include review of relevant parts of the Indemnified Party’s Tax Return.

10.8 Setoff. Upon notice to Halex specifying in reasonable detail the basis therefor, Roberts may set off any amount to which it may be entitled from Halex under this Article X against an equal amount otherwise payable under the Roberts Note. The exercise of such setoff right by Roberts in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Roberts Note. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Roberts in any manner in the enforcement of any other remedies that may be available to it. Upon notice to Roberts specifying in reasonable detail the basis therefor, Halex may set off any amount which it may owe to Roberts under this Article X against an equal amount then due and payable (within 30 days) to it under the Roberts Note. The exercise of such setoff right by Halex in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under or a breach of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1 Amendment. This Agreement may be amended by Roberts and Halex by an instrument in writing signed by, or on behalf of, each of them.

11.2 Entire Agreement. This Agreement (including the Schedules and Exhibits) constitutes the sole understanding of the Parties with respect to the subject matter hereof.

11.3 Parties Bound by Agreement; Successors and Assigns. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and the respective successors and assigns thereof. Without the prior written consent of each Party hereto, no Party hereto may assign its rights, duties or obligations hereunder or any part thereof to any other Person. Roberts and Halex may assign its respective rights hereunder in whole or in part to one or more of its respective Affiliates.

11.4 Counterparts. This Agreement may be executed in two or more counterparts (including facsimile versions), each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

11.5 Headings. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

11.6 Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

11.7 Notices. All notices, requests, consents and other communications required or permitted hereunder will be in writing and will be deemed given: (i) when delivered if delivered personally (including by courier); (ii) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by telecopy or facsimile transmission, in each case to the Parties at the following addresses:

(a) if to Roberts to:

Roberts Capitol, Inc.

with a copy to:

Q.E.P. Co., Inc.

1081 Holland Drive

Boca Raton, FL 33487

Attn: Lewis Gould and Marc Applebaum

Facsimile No.: (561) 994-1530

With a copy to:

Holland & Knight LLP

701 Brickell Ave., Suite 3000

Miami, FL 33131

Attn: Steven Sonberg

Facsimile No.: (305) 789-7799

(b) if to Halex to:

American Capital Strategies, Ltd.

11755 Wilshire Blvd.

Los Angeles, CA 90025

Attn: Frank B. Do and Bill Bujake

Facsimile No.: (310) 806-6299

with a copy to:

American Capital Financial Services, Inc.

c/o American Capital Strategies, Ltd.

2 Bethesda Metro Center, 14th Floor

Bethesda, Maryland 20814

Attention: Compliance Officer

Facsimile No.: (301) 654-6714

and

O’Melveny & Myers LLP

400 South Hope Street, Suite 1500

Los Angeles, California 90071

Attention: John A. Laco, Esq.

Facsimile No.: (213) 430-6407

or to such other person or address as a party may designate in writing.

11.8 Governing Law; Judicial Proceedings. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT ONLY IN A FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, COUNTY OF KENT, AND EACH OF THE PARTIES HERETO (I) UNCONDITIONALLY ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY AND (II) IRREVOCABLY WAIVES ANY OBJECTION SUCH PARTY MAY NOW HAVE OR HEREAFTER HAS AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

11.9 No Third-Party Beneficiaries. With the exception of the Parties to this Agreement, the Roberts Indemnified Parties and the Halex Indemnified Parties, there shall exist no right of any Person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

11.10 Including. Words of inclusion shall not be construed as terms of limitation herein, so that references to “included” matters shall be regarded as non-exclusive, non-characterizing illustrations.

11.11 Agreements Respecting Confidentiality. Any information obtained by any party hereto, or its officers, directors, employees, agents or representatives, regarding the other party hereto (including, without limitation, its business, operations and projections) in connection with the negotiation, execution and performance of this Agreement, the consummation of the transactions contemplated hereby, or otherwise, shall be referred to herein as “Confidential Information.” The Parties hereto agree to keep confidential the Confidential Information; provided, however, that such Confidential Information may be disclosed to a representative of a party hereto for the purpose of consummating the transactions contemplated by this Agreement (it being agreed that all such representatives shall be informed by such party of the confidential nature of such information). Confidential Information shall not include those portions of the Confidential Information that a party can demonstrate (i) are or become generally available to the public other than as a result of the disclosure by such party or such party’s representatives in violation of this Section 11.11, (ii) become available to a party on a nonconfidential basis from a source (other than another party hereto or its representatives) which, to such party’s knowledge, is not prohibited from disclosing such Confidential Information by a legal, contractual or fiduciary obligation, or (iii) was in such party’s possession prior to being furnished to such party or such party’s representatives by another party hereto or another party’s representatives. Notwithstanding the foregoing, no party shall be prohibited from disclosing Confidential Information after such party has been advised by legal counsel that such party is required by Law or legal process to disclose such Confidential Information. Should this occur, the disclosing party shall notify the other party in writing of this fact prior to making any such disclosure.

11.12 Schedules and Exhibits. Each of the Schedules and Exhibits referred to in this Agreement are and shall be incorporated herein and made a part hereof.

11.13 Attorneys’ Fees. In the event of any action or proceeding by any party arising out of or relating to this Agreement, including without limitation, for the breach of or for any misrepresentation under this Agreement or any action or proceeding to collect any obligation hereunder, including participation in bankruptcy proceedings to enforce a right or claim against a party in such proceedings, the prevailing party shall be entitled to reasonable attorneys’ fees (including experts’ fees), costs and expenses incurred in such action or proceeding. Attorneys’ fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The preceding sentence is intended to be severable from the other provisions of this Agreement and to survive any judgment and, to the maximum extent permitted by law, shall not be deemed merged into such judgment.

11.14 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be carried out as originally contemplated to the fullest extent possible.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

HALEX CORPORATION,
a California corporation

By:	/s/ Craig Silvers
Name:	Craig Silvers
Title:	President

ROBERTS CAPITOL, INC.,
a Florida corporation

By:	/s/ Lewis Gould
Name:	Lewis Gould
Title:	President

ROBERTS CONSOLIDATED INDUSTRIES, INC.,
a Delaware corporation

By:	/s/ Lewis Gould
Name:	Lewis Gould
Title:	President

Solely for the purposes of Article VII, Section 8.1, Section 8.25

Q.E.P. CO., INC.,
a Delaware corporation

By:	/s/ Lewis Gould
Name:	Lewis Gould
Title:	President